UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule
14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Preliminary proxy statement

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☒	Definitive proxy statement

☐	Definitive additional materials

☐	Soliciting material pursuant to section 240.14a-12
Packaging Corporation of America
(Name of Registrant as Specified in Its Charter)
Registrant
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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PACKAGING CORPORATION OF AMERICA

March 27, 2026

Dear PCA Stockholder:

You are cordially invited to attend the 2026 Annual Meeting of Stockholders to be held at our corporate office, located at 1 N. Field Court, Lake Forest, Illinois, on Tuesday, May 12, 2026 at 8:30 a.m., central time.

Following this page is the formal notice of the meeting and our Proxy Statement. Also enclosed is our 2025 Annual Report to Stockholders.

It is important that your shares are represented at the meeting. You may vote over the Internet or by mailing a proxy or voting instruction card. Whether or not you expect to attend the meeting, please vote your shares by following the voting instructions on your notice of availability of proxy materials or your proxy or voting instruction card.

Sincerely,

Mark W. Kowlzan Chairman and Chief Executive Officer

PACKAGING CORPORATION OF AMERICA

1 N. Field Court

Lake Forest, Illinois 60045

(847) 482-3000

NOTICE OF THE

2026 ANNUAL MEETING OF STOCKHOLDERS

MAY 12, 2026

The Annual Meeting of Stockholders of Packaging Corporation of America will be held at our corporate office located at 1 N. Field Court, Lake Forest, Illinois, on May 12, 2026, beginning at 8:30 a.m., central time. The purpose of the meeting is to:

•	elect the nine nominees for director named in the proxy statement for a one-year term to expire at the 2027 Annual Meeting of Stockholders;

•	ratify the appointment of KPMG LLP as the independent registered public accounting firm to serve as our auditor;

•	vote on a non-binding proposal to approve our executive compensation; and

•	consider any other matters that properly come before the meeting and any postponement or adjournment thereof.

Only stockholders of record at the close of business on March 16, 2026 are entitled to receive notice of and to vote at the meeting or any postponement or adjournment thereof.

Your vote is important. Whether you plan to attend the meeting or not, you are urged to vote your shares by following the voting instructions on your notice of availability of proxy materials or your proxy or voting instruction card. If you do attend the meeting, you may revoke your proxy and vote in person.

By Order of the Board of Directors,

S. Ellis Cunningham
Corporate Secretary

March 27, 2026

PACKAGING CORPORATION OF AMERICA

1 N. Field Court

Lake Forest, Illinois 60045

(847) 482-3000

PROXY STATEMENT

This proxy statement contains information related to our 2026 Annual Meeting of Stockholders to be held on May 12, 2026 at 8:30 a.m., central time, at our corporate office located at 1 N. Field Court, Lake Forest, Illinois, or at such other time and place to which the annual meeting may be adjourned or postponed. The enclosed proxy is solicited by our board of directors. The proxy materials relating to the annual meeting are first being mailed on or about March 27, 2026 to stockholders entitled to vote at the meeting.

ABOUT THE MEETING

What is the purpose of the annual meeting?

At the annual meeting, stockholders will act upon the matters outlined in the accompanying notice of meeting, including the following:

•	electing our board of directors for a one-year term to expire at the 2027 Annual Meeting of Stockholders (Item 1);

•	ratifying the appointment of KPMG LLP as the independent registered public accounting firm to serve as our auditors (Item 2); and

•	voting on a non-binding proposal to approve our executive compensation (Item 3).

The board of directors recommends that you vote your shares FOR each of the director nominees, and FOR Items 2 and 3.

Who is entitled to vote at the meeting?

Only stockholders of record at the close of business on the record date, March 16, 2026, are entitled to receive notice of the annual meeting of stockholders and to vote their shares of our common stock that they held on that date at the meeting, or any postponement or adjournment of the meeting. Except as otherwise required by law, holders of our common stock are entitled to one vote per share on each matter to be voted upon at the meeting.

As of March 16, 2026 we had 89,027,954 shares of our common stock outstanding.

Who can attend the meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend the meeting upon presentation of proper identification. Registration and seating will begin at 8:00 a.m., central time. Cameras, recording devices and other electronic devices will not be permitted at the meeting. You may obtain directions to the meeting place by calling our corporate offices at (847) 482-3000.

Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of your voting instruction card or a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting.

What constitutes a quorum?

A quorum is necessary to hold a valid meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of our outstanding common stock on the record date will constitute a quorum for our meeting. Broker non-votes and proxies received but marked as abstentions will be included as present for purposes of establishing a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for the particular matter and has not received voting instructions from the beneficial owner. We expect that nominees will not have discretionary authority for Items 1 (Election of Directors) and 3 (Approval of Executive Compensation) and will have discretionary authority for Item 2 (Ratification of Independent Registered Public Accounting Firm).

If a quorum is not present at the annual meeting, the stockholders present may adjourn the annual meeting from time to time, without notice, other than by announcement at the meeting, until a quorum is present or represented. At any such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the original meeting.

Why did I receive notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

The Securities and Exchange Commission (SEC) permits us to furnish proxy materials by providing access to those documents on the Internet. Stockholders will not receive printed copies of the proxy materials unless they request them. The notice instructs you as to how to submit your proxy on the Internet. If you would like to receive a paper or email copy of the proxy materials, you should follow the instructions in the notice for requesting those materials.

How do I vote if shares are held in my name?

If the shares of our common stock are held in your name, you may vote on matters to come before the meeting in three ways:

•	by completing, dating and signing your proxy card and returning it in the enclosed postage-paid envelope;

•	by voting online by following the instructions on your notice of availability of proxy materials, proxy or voting instruction card; or

•	by written ballot at the meeting.

Your shares will be voted as you indicate. If you return a proxy card but you do not indicate your voting preferences, then the proxies named on the proxy card will vote your shares for all of the directors nominated, and for approval of Items 2 and 3. Should any other matter requiring a vote of stockholders arise, the stockholders confer upon the proxies discretionary authority to vote the shares represented by such proxy on any such other matter in accordance with their best judgment. All of the proxies are our officers.

How do I vote if I hold my shares through a broker, bank or other nominee?

Stockholders whose shares of our common stock are held in street name must either direct the record holder of their shares as to how to vote their shares of our common stock or obtain a proxy from the record holder to vote at the meeting. These stockholders should check the voting instruction cards used by their brokers or nominees for specific instructions on methods of voting, including by telephone or using the Internet.

How do I vote shares I hold in the 401(k) plan?

If you are one of our employees who holds common stock through the PCA Employee Stock Ownership Plan (which holds the PCA Common Stock Fund in both the Packaging Corporation of America Retirement Savings Plan for Salaried Employees and the Packaging Corporation of America Thrift Plan for Hourly Employees), you will receive from the plan trustee a request for voting instructions with respect to the shares of our common stock representing your proportionate interest in the plans. You are entitled to direct the plan trustee how to vote your proportionate interest of shares in those plans.

Greatbanc Trust Company (“GTC”) has the responsibility for monitoring the continued investment of PCA common stock held in the plans. GTC is an investment advisor under the Investment Advisors Act of 1940. If you do not elect to vote the proportionate interest of shares you hold in the plans, those shares will be voted by GTC, in its discretion.

How do I change my vote?

If your shares are held in your name, you may revoke your proxy at any time before it is exercised by:

•	filing a written notice of revocation with our corporate secretary;

•	voting again over the Internet;

•	signing and delivering another proxy bearing a later date; or

•	attending the meeting and casting your vote in person.

If your shares are held in street name, you must contact your broker or nominee to revoke your proxy. In either case, your last vote will be the vote that is counted.

If your shares are held in the 401(k) plans, you may revoke your previously given voting instructions by filing with Computershare Trust Company, N.A., the tabulator of votes and our transfer agent, either a written notice of revocation or a properly completed and signed voting instruction card bearing a later date. Computershare must receive the notice of revocation or the voting instruction card no later than May 7, 2026.

What vote is required to approve each item?

Election of Directors. The election of directors at the 2026 annual meeting will be an uncontested election. A “majority of the vote” of the shares present in person or represented by proxy and entitled to vote at the meeting is required for the election of each director (Item 1). Pursuant to our bylaws, a “majority of the vote” is achieved in an uncontested director election if a director receives more votes “for” than “against” his or her election, with abstentions and broker non-votes disregarded.

Other Matters. The affirmative vote of the majority of the votes present in person or represented by proxy and entitled to vote at the meeting is required to approve the matters in Items 2 and 3. If a stockholder abstains from voting or directs the stockholder’s proxy to abstain from voting on the matters, the shares are considered present at the meeting for such matters, but since they are not affirmative votes for the matters, they will have the same effect as votes against the matters. On the other hand, shares resulting in broker non-votes, if any, are not entitled to vote for such matter and will have no effect on the outcome of the vote.

What happens if a nominee for director does not receive a majority of the vote in an uncontested election?

All nine nominees for election to the board of directors at the 2026 annual meeting are incumbent directors currently serving on the board and the election is uncontested. An incumbent director nominee who does not receive the necessary number of votes to be elected at the annual meeting would, under Delaware law, continue to serve on the board as a “holdover director.” However, under our bylaws, any director who fails to receive the necessary number of votes to be elected must tender his or her resignation to the board promptly. Our independent directors (excluding the director who tendered the resignation) would be required to determine whether to accept or reject the resignation, or whether to take any other action. The board would then act on the tendered resignation and publicly disclose its decision within 90 days following certification of the stockholder vote.

Who will be tabulating and certifying votes at the meeting?

We have engaged Computershare Trust Company, N.A., our transfer agent, to serve as the tabulator of votes and a representative of Computershare to serve as inspector of election and certify the votes.

How are we soliciting this proxy?

We are soliciting this proxy on behalf of our board of directors by mail and will pay all expenses associated with this solicitation. We have retained Georgeson Inc. to aid in the solicitation of proxy materials for a fee of $13,500 plus expenses. In addition to mailing these proxy materials, certain of our officers and other employees may, without additional compensation, solicit proxies by further mailing or personal conversations, or by telephone, facsimile or other electronic means. We will also, upon request, reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their reasonable out-of-pocket expenses for forwarding proxy materials to the beneficial owners of our common stock and to obtain proxies.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

2026 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 12, 2026

This proxy statement and our 2025 Annual Report to Stockholders are available at www.edocumentview.com/PKG

ELECTION OF DIRECTORS

ITEM NO. 1 ON PROXY CARD

Our board currently has ten directors. The nine nominees named below are proposed to be elected at the annual meeting to serve until the 2027 Annual Meeting of Stockholders and until their successors are elected and qualified. All of the nominees have been nominated for election by our board of directors upon the recommendation of the nominating and governance committee of the board of directors.

A properly submitted proxy will be voted by the persons named on the proxy card for the election of each nominee, unless you vote against the nominee or abstain. If elected, each nominee will serve until the expiration of his or her term and his or her successor is elected and qualified or until his or her earlier resignation, removal or death. Each of the nominees is willing to serve if elected, and the board of directors has no reason to believe that any of the nominees will be unavailable for election. If such a situation should arise, the proxy will be voted in accordance with the best judgment of the proxy holder for such person or persons as may be designated by the board of directors, unless the stockholder has directed otherwise.

Set forth below is information regarding each nominee. Standing for election are:

Mark W. Kowlzan is 71 years old and has served as Chief Executive Officer and a director of PCA since July 2010 and as Chairman since January 2016. From 1998 through June 2010, Mr. Kowlzan led PCA’s containerboard mill system, first as Vice President and General Manager and then as Senior Vice President—Containerboard. From 1996 through 1998, Mr. Kowlzan served in various senior operating positions with PCA in its mill operations, including as manager of the Counce, Tennessee linerboard mill. Prior to joining PCA, Mr. Kowlzan spent 15 years at International Paper Company, where he held a series of operational and managerial positions within its mill organization. Mr. Kowlzan has been a member of the board of directors of American Forest & Paper Association since February 2011. Mr. Kowlzan was chosen to serve on our board primarily for his extensive leadership and technical expertise in the paper and packaging industries and his familiarity with our business through his leadership of our containerboard mill system and our company. Mr. Kowlzan self identifies as a Caucasian male.

Cheryl K. Beebe is 70 years old and has served as a director of PCA since May 2008. From February 2004 until her retirement in February 2014, Ms. Beebe served as the Chief Financial Officer of Ingredion Incorporated (formerly named Corn Products International, Inc.), a manufacturer and seller of a number of ingredients to food and industrial customers. Ms. Beebe previously served Ingredion as Vice President, Finance from July 2002 to February 2004, as Vice President from February 1999 to 2004 and as Treasurer from 1997 to February 2004. From 1980 to 1997, she served in various financial positions of increasing responsibility for Corn Products. Ms. Beebe is a member of the board of directors of The Mosaic Company and served on the boards of directors of Convergys Corporation and Hanesbrands, Inc. during the past five years. Ms. Beebe is a trustee of Goldman Sachs Asset Management funds. Ms. Beebe was chosen to serve on our board primarily for her experience as a chief financial officer of a public company, her extensive financial and accounting background, and her knowledge of the manufacturing industry and the strategic and business issues and risks similar to those facing PCA. Ms. Beebe self identifies as a Caucasian female.

Duane C. Farrington is 67 years old and has served as a director of PCA since August 2015. Mr. Farrington was employed by State Farm Mutual Automobile Insurance Company from 1980 until his retirement in 2020. He served State Farm as Senior Vice President for Sales and Operations in the mid-Atlantic operation from 2005 to 2008. He moved to the corporate headquarters in 2009 and was named Executive Vice President and Chief Administrative Officer in 2013 and served in such position until he retired in 2020. In his State Farm senior leadership role, he had overall responsibility for the organization’s information technology, systems and business integration, information security, and innovation functions. Mr. Farrington earned the Chartered Property Casualty Underwriter (CPCU) designation in 1995. Mr. Farrington was chosen to serve on our board primarily because of his extensive experience with information technology and security, as well as his business experience gained from 40 years of service at State Farm. Mr. Farrington self identifies as an African-American male.

Karen E. Gowland is 67 years old and has served as a director of PCA since May 2024. Before her retirement in March 2014, Ms. Gowland was Vice President, General Counsel, and Corporate Secretary for Boise Inc, a manufacturer of packaging and paper products, from February 2008 to July 2010 and Senior Vice President, General Counsel and Corporate Secretary from July 2010 until we acquired Boise in October 2013. From October 2004 to February 2008, Ms. Gowland served as Vice President, General Counsel, and Corporate Secretary of Boise Cascade, L.L.C. During her 30 years in the forest products, paper and packaging industries, Ms. Gowland held various legal and compliance positions, which included over 15 years of experience as a corporate secretary for various public and private entities. Ms. Gowland currently serves on the board of directors of Boise Cascade Company, a producer of engineered wood products and plywood and a distributor of building products. Ms. Gowland was chosen to serve on our board due to her relevant experience as an executive in our industry, including serving as a general counsel addressing risks and issues similar to those we face, as well as her background in governance and compliance matters. Ms. Gowland self identifies as a Caucasian female.

Donna A. Harman is 66 years old and has served as a director of PCA since December 2019. She served as President and Chief Executive Officer of American Forest and Paper Association (AF&PA), the national trade association of the paper and wood products industries, from 2007 until her retirement in 2019. Earlier in her career, she held positions as AF&PA’s Senior Vice President, Policy and Government Affairs, served in governmental affairs for Champion International Corporation and The Dow Chemical Company and served as a legislative assistant in Congress. Ms. Harman is the 2019 recipient of the Bryce Harlow award, which recognizes her exemplary career in business-government relations. Ms. Harman was chosen to serve on our board primarily for her considerable experience with sustainability, public policy matters relevant to our industry and senior leadership experience, through her service as president of AF&PA for more than a decade. Ms. Harman self identifies as a Caucasian female.

Robert C. Lyons is 62 years old and has served as a director of PCA since August 2011. Mr. Lyons has served as President and Chief Executive Officer of, and has served on the board of directors of, GATX Corporation, a rail, marine and industrial equipment leasing company, since April 2022. Prior to that, Mr. Lyons served as Executive Vice President and President—Rail North America of GATX Corporation from August 2018 to April 2022 and as Chief Financial Officer of GATX from November 2004 to August 2018. Mr. Lyons has been employed by GATX since 1997 and served in various positions of increasing responsibility through 2004. Prior to his employment with GATX, Mr. Lyons worked for the Financial Relations Board and in the corporate banking division of The Bank of Tokyo- Mitsubishi. Mr. Lyons was chosen to serve on our board primarily for his extensive financial and accounting background, experience as a chief executive officer, business unit leader and chief financial officer of a public company, and his familiarity with strategic and business issues and risks for companies similarly situated to PCA. Mr. Lyons self identifies as a Caucasian male.

Samuel M. Mencoff is 69 years old and has served as a director of PCA since January 1999 and served as Vice President of PCA from January 1999 through January 2000. Mr. Mencoff has been employed principally by Madison Dearborn Partners, LLC, a private equity firm, since 1993 and currently serves as Senior Advisor, after having served as Co-Chief Executive Officer from 2008 to 2023. From 1987 until 1993, Mr. Mencoff served as Vice President of First Chicago Venture Capital. Mr. Mencoff was chosen to serve on our board primarily for his substantial operational and financial experience gained from the acquisition and management of similarly-situated portfolio companies during his career at Madison Dearborn. Mr. Mencoff self identifies as a Caucasian male.

Roger B. Porter is 79 years old and has served as a director of PCA since May 2005. Mr. Porter is currently the IBM Professor of Business and Government at Harvard University and has served on the faculty at Harvard University since 1977. Mr. Porter also held senior economic policy positions in the Gerald Ford, Ronald Reagan and George H.W. Bush White Houses, serving as special assistant to the President and executive secretary of the Economic Policy board from 1974 to 1977, as deputy assistant to the President and director of the White House Office of Policy Development from 1981 to 1985, and as assistant to the President for economic and domestic policy from 1989 to 1993. Mr. Porter served as a director of Extra Space Storage Inc. during the last five years. Mr. Porter was chosen to serve on our board primarily for his perspectives and insights gained through his significant business, governmental and public policy experience. Mr. Porter self identifies as a Caucasian male.

Thomas S. Souleles is 57 years old and has served as a director of PCA since September 2010, and previously served on PCA’s Board of Directors from 1999 to 2008. Mr. Souleles has been employed principally by Madison Dearborn Partners, LLC, a private equity firm, since 1995 and currently serves as Vice Chairman, to which he was appointed in 2024 after having served as Co-Chief Executive Officer, to which he was appointed in 2023, and previously as Managing Director concentrating on investments in the basic industries sector. Mr. Souleles was chosen to serve on our board primarily for his substantial operational and financial experience gained from the acquisition and management of similarly-situated portfolio companies, including several in the paper and forest products industry during his career at Madison Dearborn and his expertise in financial analysis. Mr. Souleles self identifies as a Caucasian male.

Member of the Current Board Not Standing for Re-Election

Paul T. Stecko is 81 years old and has served as a director of PCA since March 1999, including as Chairman from March 1999 through December 2015. He served as a Senior Advisor to PCA from December 2015 through the end of 2017. He served as Executive Chairman of PCA from July 2010 until his retirement as an officer and employee of the company in December 2013. Mr. Stecko served as Chief Executive Officer of PCA from January 1999 to July 2010. From January 1997 to April 1999, Mr. Stecko served as Chief Operating Officer of Tenneco Inc. From December 1993 through January 1997, Mr. Stecko served as President and Chief Executive Officer of Tenneco Packaging Inc. Prior to joining Tenneco Packaging, Mr. Stecko spent 16 years with International Paper Company.

The board of directors unanimously recommends a vote

FOR the election of each of the nine director nominees.

Determination of Director Independence

Our corporate governance guidelines provide that a majority of the board of directors shall consist of independent directors. All of our directors other than Mark W. Kowlzan, our Chairman and Chief Executive Officer, and Paul T. Stecko, our former Chairman and Chief Executive Officer who served as an executive officer from 1999 to 2013 and in an advisory capacity through the end of 2017, are independent and not employed by us. In determining independence of those directors, the nominating and governance committee conducts an annual review and reports its findings to the full board. The nominating and governance committee determines if any material relationships exist that would impair the independence of any of the non-employee directors and makes a recommendation to the board as to the independence of the directors.

A director may not qualify as independent unless the board of directors affirmatively determines that the director has no material relationship with us. The board of directors has not adopted categorical standards of materiality for independence purposes (other than those set forth in the New York Stock Exchange (“NYSE”) listing standards). In connection with the review performed at its February 25, 2026, meeting, the committee and the board were not aware of any relationship that would disqualify any nominee for director, other than Mr. Kowlzan, our current Chief Executive Officer, from being independent. The board and the nominating and governance committee considered the following relationships in making its determination:

Madison Dearborn Partners, which employs Mr. Souleles as Vice Chairman and previously as Co-Chief Executive Officer, is a private equity firm that has investments in companies that may purchase products or services from, or provide products and services to, us in the ordinary course of business in amounts that are not material in amount or significance. Mr. Souleles is not compensated directly or indirectly as a result of any such transactions, does not otherwise have an interest in such transactions and is not involved in any manner in such transactions. Accordingly, we do not consider any such transactions to impair his independence. As Mr. Souleles may be deemed to beneficially own more than 10% of certain portfolio companies, we report certain of these transactions under “Transactions with Related Persons” elsewhere in this proxy statement. Mr. Mencoff serves as Senior Advisor to Madison Dearborn, which is a non-executive position, after having served as Co-Chief Executive Officer through May 2023.

We purchase services in the ordinary course of business from GATX Corporation, which currently employs Mr. Lyons as President and Chief Executive Officer. The amount of 2025 purchases was approximately $310,000, which is less than 0.1% of the 2025 sales of each of GATX and PCA. Mr. Lyons is not directly involved in, and is not compensated as a result of, this business relationship. Accordingly, the board determined that this business relationship was not a material relationship between Mr. Lyons and PCA, and determined him to be independent and eligible to serve on the audit committee.

Ms. Gowland was employed by Boise, Inc. (“Boise”) prior to her retirement in March 2014. We acquired Boise Inc. in October 2013. Between the time of the acquisition and her retirement, she served in a non-executive position, after having served as Senior Vice President, General Counsel and Secretary of Boise. She does not receive any compensation from us other than directors fees for serving on our board and pension and retirement benefits attributable to prior service with Boise. Due to the substantial length of time since her employment with Boise, that she did not serve in an executive capacity after we acquired Boise and that she has only received retirement benefits that are not contingent on present or future service, the board determined that she does not have a material relationship with us and is an independent director.

Based on the report and recommendation of the nominating and governance committee, the board of directors has determined that the following directors and nominees, which constitute eight of the nine nominees for election to the board, are independent: Cheryl K. Beebe, Duane C. Farrington, Karen E. Gowland, Donna A. Harman, Robert C. Lyons, Samuel M. Mencoff, Roger B. Porter, and Thomas S. Souleles.

2025 Board of Directors Meetings

The board met six times during 2025. All nominees for election at the 2026 annual meeting attended all of the meetings of the board and the committees on which he or she was a member held during the year. All of our directors attended the 2025 Annual Meeting of Stockholders in person or by teleconference, and all of our directors are expected to attend the 2026 Annual Meeting of Stockholders.

Leadership Structure

Effective January 1, 2016, the board determined to combine the roles of Chairman and Chief Executive Officer because of the efficiency and effectiveness of board conduct and proceedings gained from Mr. Kowlzan’s familiarity with our operations as a result of serving as chief executive officer and a director, enabling the board to focus on the most relevant decisions, issues and risks involving the company. As the company’s strategy focuses on operational excellence and capital allocation to further such operational excellence, the board believes that familiarity with company operations is important to board leadership, which is achieved under the current leadership structures.

To help maintain a strong and appropriate independent director presence, the independent members of the board have elected Mr. Mencoff as the “lead director.” The lead director is an independent director elected by the independent directors on the board. In addition to presiding at executive sessions of independent directors, the lead director has the responsibility to: coordinate with the chairman regarding the establishment of the agenda and topics for board and stockholder meetings; retain independent advisors on behalf of the board as the board may determine is necessary or appropriate; serve as a liaison between the management directors and independent directors when circumstances dictate; participate actively in any recruitment of new directors; regularly meet with the CEO to provide board feedback; and perform such other functions as the independent directors may designate from time to time. The independent directors meet in executive sessions at every regularly scheduled board meeting and otherwise as necessary.

Risk Management

Issues relating to risk management are regularly discussed among management, the board and the audit committee. Financial risks, including risks relating to our internal controls, as well as information technology system-related risks are presented to, and discussed with the audit committee, including through our annual internal control assessment, periodic internal audit reports and through the annual internal audit plan. The company’s compliance program objectives and achievements are also discussed at least quarterly with the audit committee and annually with the full board. Business and operational risks are discussed with the board at every regularly scheduled meeting through the review of our performance, our business and industry operating conditions and our strategic direction. Management, through the chief financial officer, our internal audit department, our chief technology officer, our general counsel and our chairman and chief executive officer, periodically presents and discusses with the board risk assessments focusing on the key risks to PCA. The most recent presentation and discussion occurred at the May 7, 2025 board meeting and the next presentation and discussion is scheduled for the May 12, 2026 board meeting. Key topics discussed during the year included the assessment of our environmental, health and safety management and compliance programs, insurance and risk management, our legal compliance programs and objectives, cybersecurity risks, compensation policies and our management of key business and operating risks.

Board Committees

The board has standing nominating and governance, compensation, audit and sustainability committees. As required under NYSE rules and the committee charters, each of the nominating and governance, compensation and audit committees consists solely of independent directors. Additional committee service eligibility requirements for audit committee members and compensation committee members are set forth in the committee charters and described below.

Nominating and Governance Committee

Mr. Porter (Chair), Ms. Gowland, Mr. Mencoff, and Mr. Souleles serve on the nominating and governance committee. The nominating and governance committee met two times during 2025.

The nominating and governance committee’s primary responsibilities include, among other things:

•	recommendation to the board of potential director candidates as nominees for election to the board;

•	review and recommendation of independence for the candidates for election to the board;

•	selection of potential candidates for board committee assignments;

•	review of related party transactions under our related party transaction policy;

•	leading our annual board evaluation; and

•	review of our corporate governance attributes.

The committee leads our board recruiting and nominating efforts, as well as annual performance evaluations of the board, its committees and its members. Areas covered include quality of information provided to the board, the quality of interaction between the board and management, the frequency of meetings of the board and the overall effectiveness of board proceedings, conduct and leadership.

The nominating and governance committee seeks to identify as candidates for director persons from various backgrounds, with a variety of life experiences, with a reputation for integrity and good business judgment, and who have experience in highly responsible positions in professions or industries relevant to the conduct of our business. In selecting potential new candidates, the committee will take into account the current composition of the board and the extent to which a candidate’s particular expertise and experience will complement the expertise and experience of other directors.

The committee does not target a specified percentage of gender or racially diverse members and endeavors to include racially or gender diverse candidates in the pool of available candidates in any director search. The committee believes that the diversity that exists in the board composition is a benefit to PCA, and, in accordance with its recruitment policy, will continue efforts to recruit candidates from a pool that includes qualified diverse candidates when openings on the board exist.

Among other things, the primary skills and experience sought by the committee and the board include relevant leadership or technical experience in the paper and packaging sectors, expertise in capital allocation and decision making, senior leadership experience in complex business environments, sustainability experience, governance or public policy experience and experience in finance, auditing and accounting and information technology systems and security experience. Multiple board members possess each of these attributes. Accordingly, the committee believes that the board nominees collectively satisfy the objectives described above, and recommended the nomination of each member for an additional term.

The table below lists the skills and experience gained through prior business experience that we consider important in light of our current business strategy and structure and the self-identified gender and race of each director nominee by EEO-1 Classification:

Skill/Experience
Leadership or Technical Experience in the Paper / Packaging Sectors			X	X	X
Expertise in Capital Allocation and Decision Making	X	X			X	X	X		X
Senior Leadership Experience in Complex Business Environments	X	X	X	X	X	X	X	X	X
Sustainability Experience				X	X			X
Governance or Public Policy Experience			X	X				X
Finance, Auditing and Accounting Experience	X					X	X		X
Information Technology Systems and Security Experience	X	X				X
Gender
Male		X			X	X	X	X	X
Female	X		X	X
Race/Ethnicity
White	X		X	X	X	X	X	X	X
Hispanic
Black or African American		X
Asian
Native Hawaiian or other Pacific Islander
American Indian or Alaska Native
Two or more races

We have not established term limits or a mandatory retirement age from our board and we believe that the tenure of our board benefits our company and our shareholders. As our board is focused on our strategic goal of operational excellence and capital allocation in furtherance of more efficient and productive operations and customer service, it is important for board members to have a high degree of familiarity with our operations. We believe that experience gained from board service promotes this objective and has helped lead to a well-functioning and highly performing board, driving strong company performance that generates shareholder value, with PCA’s total stockholder return nearly doubling the return of the S&P 500 over the median tenure of our board members. The median tenure of our board members standing for re-election is 16 years.

For more information on consideration of nominees for our board, see “Other Information—Recommendations for Board Nominated Director Nominees.” The written charter of the nominating and governance committee is available on PCA’s website at www.packagingcorp.com under the section Investors—Corporate Governance.

Compensation Committee

Mr. Souleles (Chair), Ms. Gowland, Mr. Mencoff, and Mr. Porter serve on the compensation committee. Each member of the compensation committee must satisfy all independence standards applicable to compensation committee members as set forth in the rules of the SEC and the listing standards of the New York Stock Exchange. The committee must have at least two members who qualify as “non-employee directors” pursuant to SEC Rule 16b-3. As composed, the committee satisfies these standards. The committee met six times during 2025.

The compensation committee’s primary responsibilities include, among other things:

•	establishment of our compensation philosophy, and oversight of the development and implementation of our compensation programs;

•

review and approval of corporate goals and objectives relevant to the compensation of the chief executive officer and the other executive officers and evaluation of their performance annually against these objectives;

•	establishment of the base salary, incentive compensation and any other compensation for our chief executive officer and other executive officers; and

•	monitoring our management incentive and stock-based compensation plans and discharging the duties imposed on the committee by the terms of those plans.

The committee maintains a compensation subcommittee, which currently consists of Ms. Gowland (Chair), Mr. Porter and Mr. Mencoff. This subcommittee has the responsibility of considering and awarding equity compensation that is intended to qualify to the “short swing trading” exemption provided by Rule 16b-3 under the Securities Exchange Act of 1934.

The written charters of the compensation committee and the subcommittee are available on PCA’s website at www.packagingcorp.com under the section Investors—Corporate Governance.

The agenda for meetings of the committee and the subcommittee is determined by its chairman with the assistance of our compensation consultant, general counsel and corporate secretary and our human resources department. Mr. Kowlzan regularly attends meetings along with members of our human resources department. Due to his familiarity with our compensation history, philosophy and objectives, Mr. Stecko also attends meetings of the committee by invitation. At meetings in which compensation decisions are made for the executive officers, the committee or subcommittee meets in executive session with no members of management present. For compensation matters on which the board acts, the chairman of the committee or subcommittee reports the recommendations on executive compensation to the board. Independent advisors and the human resources department support the committee and the subcommittee in their duties and may be delegated authority to fulfill certain administrative duties regarding the compensation programs. The committee has authority under its charter to retain, approve fees for and terminate advisors, consultants and agents, as it deems necessary to assist in the fulfillment of its responsibilities. Before engaging compensation consultants, independent legal counsel and other compensation advisors, the committee will assess the independence of any such persons, taking into consideration all factors relevant to that person’s independence from management.

Compensation Committee Interlocks and Insider Participation

The compensation committee is composed of directors who are not our employees and have not served as an officer. None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board or compensation committee.

Madison Dearborn Partners, which employs Mr. Souleles as Vice Chairman and previously as Co-Chief Executive Officer, is a private equity firm that has investments in companies that may purchase products or services from, or provide products and services to, us in the ordinary course of business in amounts that are not material in amount or significance. Mr. Souleles is not compensated directly or indirectly as a result of any such transactions, does not otherwise have an interest in such transactions and is not involved in any manner in such transactions. As Mr. Souleles may be deemed to beneficially own more than 10% of certain portfolio companies, we report certain of these transactions under “Transactions with Related Persons” elsewhere in this proxy statement. Mr. Mencoff serves as Senior Advisor to Madison Dearborn, which is a non-executive position, after having served as Co-Chief Executive Officer through May 2023.

Audit Committee

Ms. Beebe (Chair), Mr. Farrington, Ms. Harman and Mr. Lyons serve on the audit committee. Each member of the audit committee must be financially literate as required under the NYSE listing standards and meet the heightened independence standards required for audit committee members under SEC rules and the NYSE listing standards. All committee members were determined to satisfy these standards. The board of directors has determined that each of Ms. Beebe and Mr. Lyons is an “audit committee financial expert” within the meaning of SEC rules. The committee met ten times during 2025.

The audit committee’s primary responsibilities include, among other things:

•	selection and oversight of the independent registered public accounting firm;

•	oversight of the internal audit function;

•	oversight of accounting policies and practices and financial reporting and internal controls;

•	review of the company’s practices and procedures with respect to cybersecurity;

•	oversight of some aspects of our compliance programs; and

•	reviewing and discussing our financial statements and financial press releases with our management and the independent registered public accounting firm.

Both the independent registered public accounting firm and the internal auditors regularly meet privately with the audit committee and have unrestricted access to the audit committee. The committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting.

The written charter of the audit committee is available on our website at www.packagingcorp.com under the section Investors—Corporate Governance.

Sustainability Committee

Ms. Harman (chair), Mr. Farrington, Mr. Kowlzan, and Mr. Porter serve on the sustainability committee. The sustainability committee met four times during 2025. The sustainability committee’s primary responsibilities include, among other things:

•	environmental, health and safety compliance and performance;

•	oversight of the company’s strategy and effectiveness with respect to environmental stewardship, climate change and sustainability matters;

•

oversight of the company’s carbon neutrality team, which identifies and assesses opportunities in the company’s operations to reduce carbon emissions through improved efficiency, shifts in fuel and energy usage, adoption of new carbon reduction technologies and potential capital investment;

•	oversight of the company’s response to the regulatory landscape involving environmental stewardship, health and safety, climate change and sustainability matters; and

•	oversight of the company’s disclosure, reporting and communications with stakeholders on environmental stewardship, climate change and sustainability performance.

The written charter of the sustainability committee is available on our website at www.packagingcorp.com under the section Investors—Corporate Governance.

Communication with the Board of Directors

Interested parties, including stockholders, may communicate directly with the lead director, the chairman of the audit committee, the board of directors or the independent directors as a group by writing to those individuals or the group at the following address: c/o S. Ellis Cunningham, Corporate Secretary, Packaging Corporation of America, 1 N. Field Court, Lake Forest, IL 60045. Correspondence will be forwarded to the appropriate person or persons. When reporting a concern, please supply sufficient information so that the matter may be addressed properly. Although you are encouraged to identify yourself to assist us in effectively addressing your concern, you may choose to remain anonymous, and we will use our reasonable efforts to protect your identity to the extent appropriate or permitted by law. In addition, employees may communicate confidentially any concerns related to our accounting, internal accounting controls or auditing matters, business principles or policies, or suspected violations, by calling the toll-free help line established by us. The toll-free help line is monitored by non-PCA personnel and all calls are communicated to our corporate security department. Any complaints regarding accounting, internal controls or auditing matters are forwarded directly to the chairman of the audit committee and the chief financial officer.

Code of Ethics

All of our employees, including all officers, are required to abide by our Code of Ethics and Business Conduct. Also, separate Codes of Ethics for our executive officers and principal accounting personnel, as well as our directors, are in place to help ensure that our business is conducted in a consistently legal and ethical manner. These documents cover all areas of professional conduct, including employment policies, conflicts of interest, fair dealing and the protection of confidential information, as well as strict adherence to all laws and regulations applicable to the conduct of our business. We conduct regular training on the Code for our officers and employees. The full text of our Code of Ethics and Business Conduct and the Codes of Ethics are published on our website at www.packagingcorp.com under the section Investors—Corporate Governance.

We will disclose future amendments to, or waivers from, certain provisions of these Codes of Ethics for executive officers and directors on our website within four business days following the date of such amendment or waiver, if they occur.

Corporate Governance Guidelines

We have in place Corporate Governance Guidelines governing the function and performance of the board and its committees, which, among other things, sets forth the qualifications and other criteria for director nominees. The current guidelines appear on our website at www.packagingcorp.com under the section Investors—Corporate Governance.

RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

ITEM NO. 2 ON PROXY CARD

The audit committee has appointed KPMG LLP as the independent registered public accounting firm to serve as our auditors for the year ending December 31, 2026, and has further directed that we submit the selection of the independent registered public accounting firm for ratification by the stockholders at the annual meeting. Representatives of KPMG LLP are expected to be present at the meeting. They will have the opportunity to make a statement if they wish to do so and will be available to respond to appropriate questions.

Stockholder Ratification

We are not required to submit the appointment of KPMG LLP for ratification by our stockholders. However, we are doing so as a matter of good corporate practice. If the stockholders do not ratify the appointment, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the committee determines that such an appointment would be in our best interests and that of our stockholders.

The board of directors, based upon the recommendation of the audit committee, unanimously recommends a vote FOR the ratification of the appointment of KPMG LLP as the independent registered public accounting firm to serve as PCA’s auditors for 2026.

Fees to the Independent Registered Public Accounting Firm

Audit Fees. Fees to KPMG LLP for audit services totaled approximately $3,875,000 for 2024 and $4,705,000 for 2025, including, fees associated with the annual audit (including internal control reporting), reviews of our quarterly reports on Form 10-Q and accounting consultations, and, in 2025, fees associated with a registered public offering of debt, including delivery of a comfort letter to the underwriters, and procedures related to the Greif, Inc. acquisition.

Audit-Related Fees. Fees to KPMG LLP for audit-related services totaled approximately $16,000 for both 2024 and 2025.

Tax Fees. Tax fees include fees for tax compliance, tax advice and tax planning services. We did not pay any tax fees to KPMG LLP in 2024 or 2025.

All Other Fees. We did not pay any other fees to KPMG LLP in 2024. In 2025, we paid approximately $110,000 associated with sustainability reporting readiness assessments and related services.

Audit Committee Pre-Approval Policy for Audit and Non-Audit Services

Pursuant to its written charter, the audit committee is responsible for adopting, and has adopted, a policy to pre-approve all audit and permitted non-audit services to be performed for us by the independent registered public accounting firm. Prior to engagement of the independent registered public accounting firm for the next year’s audit, we or the independent registered public accounting firm submit to the committee for approval an aggregate request of services expected to be rendered during that year for each of the four categories of services outlined above. Prior to engagement, the committee pre-approves these services by category of service. The fees are budgeted and the committee requires the independent registered public accounting firm and us to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the audit committee requires specific pre-approval before engaging the independent registered public accounting firm. The committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated must report, for information purposes only, any pre-approval decisions to the entire audit committee at its next scheduled meeting.

Report of the Audit Committee

The following report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other PCA filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this report.

Management is responsible for PCA’s internal controls and the financial reporting process. The independent registered public accounting firm has the responsibility for performing an audit of our financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for expressing an opinion on those financial statements based on its audit as well as expressing an opinion on the effectiveness of internal control over financial reporting. The audit committee reviews these processes on behalf of the board of directors.

In connection with the financial statements for the year ended December 31, 2025, the audit committee has:

(1)	reviewed and discussed the audited financial statements with management;

(2)

discussed with KPMG LLP, PCA’s independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission; and

(3)

received the written disclosure and letter from such independent registered accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding its communications with the audit committee concerning independence, and has discussed with our independent registered public accounting firm the independence of such firm.

Based upon these reviews and discussions, the audit committee recommended to the board of directors at its February 25, 2026 meeting that PCA’s audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2025 for filing with the Securities and Exchange Commission. Upon recommendation of the audit committee, the board approved such inclusion.

The Audit Committee

Cheryl K. Beebe, Chair

Duane C. Farrington

Donna A. Harman

Robert C. Lyons

PROPOSAL ON EXECUTIVE COMPENSATION

ITEM NO. 3 ON PROXY CARD

We are requesting our stockholders to approve an advisory resolution on the compensation for our named executive officers, which is more fully described in this proxy statement. Please refer to the “Compensation Discussion and Analysis” and “Executive Officer Compensation” sections of this proxy statement immediately following to find information regarding the compensation paid to our named executive officers and a complete discussion of our compensation program.

We believe that our compensation is appropriate to further our business objectives, is competitive and aligns the interests of management and our stockholders. We believe that our program has been a key factor in the successful management of our company, driving our consistently strong performance in the paper and packaging industry. We discuss our compensation philosophy, the elements of compensation and our compensation decisions in more detail in the “Compensation Discussion and Analysis.”

We are asking stockholders to approve the following advisory resolution at the 2026 Annual Meeting:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation of PCA’s named executive officers as disclosed in the Proxy Statement for the Company’s 2026 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the board of directors and the company. Although non-binding, we will carefully review and consider the voting results when evaluating our executive compensation program. Our current policy is to include an advisory resolution to approve the compensation of our named executive officers annually. Accordingly, unless we modify our policy on the frequency of future “say on pay” votes, the next advisory vote to approve our executive compensation will occur at the 2027 Annual Meeting of Stockholders.

The board of directors, based upon the recommendation of the compensation committee, unanimously recommends a vote FOR the approval of the advisory resolution approving our executive compensation.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Objectives

The compensation committee of our board of directors oversees the executive compensation program. The committee intends for the program to accomplish the following:

•	reinforce a results-oriented management culture with total executive compensation that varies according to performance;

•	focus executive officers on both annual and long-term business objectives with the goal of creating stockholder value;

•	align the interests of our executives and stockholders through equity-based compensation awards with rigorous performance metrics, comprising a significant portion of our executive compensation; and

•	provide executive compensation packages that attract, retain and motivate individuals of the highest qualifications, experience and ability.

The committee believes that these objectives have been accomplished consistently, with the company’s management driving strong performance and substantial returns for our investors since our inception.

2025 Summary

PCA had a strong year in 2025, despite experiencing some challenging business conditions. We completed the acquisition of the Greif business and achieved significant progress on integration and improving operations. During the fourth quarter of 2025, we announced our plan to reconfigure the Wallula, Washington mill, which will streamline operations at the facility and significantly lower our cost of production beginning in 2026. We successfully completed several other capital and operational projects to improve our capabilities and efficiency in our packaging business. We grew our net sales from $8.4 billion in 2024 to $9.0 billion in 2025, and our earnings, excluding special items1, from $9.04 per share in 2024 to $9.84 per share in 2025.

By all measures, we remain financially strong. We generated approximately $1.6 billion of operating cash flow and, after approximately $829 million of capital expenditures which included substantial reinvestment in growth opportunities for our business, $729 million of free cash flow2. We ended the year with $668 million of cash and marketable securities and liquidity of $1.2 billion. We continue to have a strong balance sheet, and we have the flexibility to take advantage of internal and external investment opportunities that generate shareholder value and to continue to return significant value to shareholders.

1 Earnings per share excluding special items is a Non-GAAP financial measure, which we present throughout this proxy statement. Important information relating to our use of Non-GAAP financial measures and a reconciliation of this Non-GAAP financial measure to the most comparable financial measure presented in accordance with Generally Accepted Accounting Principles (GAAP) is included in our Annual Report on Form 10-K for the year ended December 31, 2025 (the “2025 Form 10-K”) in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures.”

2 Free cash flow is a Non-GAAP financial measure, which we calculate by subtracting our “Additions to Property, Plant and Equipment” of $828.9 million as reported on our Consolidated Statement of Cash Flows included in our audited financial statements in the 2025 Form 10-K (the “Statement of Cash Flows”) from our “Net cash provided by operating activities” of $1,557.5 million reported in the Statement of Cash Flows.

PCA’s performance has rewarded its shareholders with significant long-term growth. Through the end of 2025, PCA’s one, three and five year cumulative total stockholder return (assuming reinvestment of dividends) is as follows:

One year	(6.1%)
Three year	75.5%
Five year	73.6%

2025 Compensation Program Summary

We regularly review our compensation program and structure, both to assure appropriate incentives to drive industry-leading performance and alignment with the expectations of our shareholders. During 2025, FW Cook served as our compensation committee’s independent consultant and, among other things, assisted with the ongoing review and assessment of our compensation practices. PCA annually reviews its compensation against a peer group in terms of amount and structure. We did not make significant changes to the overall program during the year.

PCA’s compensation program emphasizes long-term performance, with equity awards comprising the majority of compensation for all of our named executive officers and with two-thirds of those awards subject to the achievement of rigorous long-term performance goals. PCA’s annual incentive compensation is also paid out subject to objective performance measures.

PCA does not contractually entitle any executive officer to severance payments and does not have employment agreements with its officers. We have robust stock ownership guidelines (six times base salary for our CEO), substantial stock ownership among our executive officers and policies to prevent our officers from hedging or pledging stock. Our equity incentive plan prohibits repricing of awards and does not utilize “single trigger” vesting upon a change of control.

Our CEO’s 2025 target awarded compensation and actual awarded compensation were both $16.1 million. “Awarded compensation” includes salary, the grant date fair value of stock awards and the annual cash incentive award. The elements of compensation were as follows:

•	Base salary. Our CEO’s 2025 salary was $1.5 million, which was approximately 9.3% of both target awarded compensation and actual awarded compensation.

•

Annual incentive award. Our officers may earn an annual cash incentive award, which is determined based upon our earnings performance for the year. Our CEO’s target award of $3.1 million was 19.3% of target awarded compensation. Awards are paid out based upon performance against PCA’s earnings per share goal for the year. Actual awards paid out at approximately 101% of target, which for the CEO was $3.1 million and 19.3% of actual awarded compensation.

•

Long-term equity awards. Long-term equity awards consisted of approximately equal portions of time-vesting restricted stock, performance units using return on invested capital (ROIC) as a performance measure (ROIC units) and performance units using TSR as a performance measure (TSR Units). The grant date value of the long-term equity awards for our CEO was $11.5 million, which comprised 71.4% of both our CEO’s target awarded compensation and his actual awarded compensation for the year.

PCA’s actual awarded compensation for 2025 for our CEO increased approximately 3.9% from 2024 awarded compensation. The increase was primarily due to a higher value of the annual equity award and an increase in base salary.

2025 Say on Pay Vote

We believe that our compensation practices have historically achieved an appropriate alignment of pay with company performance. Shareholders have overwhelmingly supported our practices, with our “say-on-pay” vote receiving at least 93% votes in favor over each of the last five years, with last year’s say-on-pay vote receiving more than 94% of the vote, excluding abstentions. Our compensation program has largely remained consistent in terms of practices and structure during such five-year period and we did not make material changes to our compensation practices in response to the vote. We consider shareholder expectations generally in light of best compensation practices when making compensation decisions and assessing our compensation program.

Compensation Consultant

During 2025, FW Cook served as the committee’s independent compensation consultant. FW Cook attends meetings of the committee, assesses the company’s compensation practices and advises on the committee’s decision-making process. The committee has the sole authority to retain FW Cook, approve its fees and determine the other terms and conditions of FW Cook’s engagement. FW Cook works solely for the committee and provides no other services to the Company. FW Cook is independent from the company, and FW Cook has attested in writing as to its independence.

Management retains Meridian Compensation Partners (“Meridian”) as a compensation consultant to provide and analyze benchmarking data, provide valuation services, and perform other consulting services as needed. Representatives of Meridian do not attend meetings of the committee.

Comparative Assessments

Consistent with our compensation objectives described above, our executive compensation program is designed to be competitive with the programs that are offered at paper, packaging and related manufacturing companies comparable to us. While comparing our compensation to other companies may not always be totally appropriate due to aspects of our business, these comparisons assist the committee’s decision-making process.

We annually obtain an assessment of the compensation of our named executive officers relative to a group of named executive officers at other peer companies that provides us with information in support of our compensation practices. The assessments include the compilation of compensation data from the peer group companies approved by the committee, and the comparison of the compensation of each of our named executive officers relative to similar officers at the peer group companies.

Compensation is compared to a peer group designed to include: (1) direct industry competitors, (2) companies viewed by PCA and its investors as operating in related paper, packaging, container or forest products industries and that are comparable in size or scope, across such measures as total revenues, taking into account the integrated nature of PCA’s business, and market capitalization; (3) other companies of similar size and scope in the basic materials sector and (4) manufacturing companies of similar size or scope headquartered near the location of PCA’s headquarters. Certain information regarding the peer group used in connection with the assessment of 2025 compensation is as follows:

Company[3]		2025 Revenues (in millions)		Market Capitalization as of 3/6/26 (in millions)	2025 Total Stockholder Return	3-year Total Stockholder Return as of 12/31/2025

Aptargroup Inc.	Related industry	$3,777		$8,503	(21.4%)	15.1%

Ashland Global Holdings	Basic Materials	1,824		2,538	(15.4%)	(41.8%)

Avery Dennison Corporation	Related industry	8,856		13,810	(0.7%)	6.1%

Ball Corporation	Related industry	13,161		16,638	(2.4%)	8.1%

Celanese Corporation	Basic materials	9,544		5,404	(38.8%)	(56.7%)

Crown Holdings Inc	Related industry	12,365		11,848	25.9%	29.6%

Eastman Chemical Co	Basic materials	8,752		8,021	(26.8%)	(11.9%)

Graphic Packaging Holding Company	Related industry	8,617		3,318	(43.3%)	(28.7%)

Greif, Inc	Related industry	3,933	[4]	3,523	14.7%	11.5%

Ingredion Incorporated	Local manufacturing company	7,219		7,228	(17.9%)	21.0%

International Paper Company	Direct industry competitor	23,634		20,930	(23.8%)	30.2%

OI Glass, Inc	Related industry	6,426		1,734	36.2%	(10.9%)

PPG Industries Inc.	Basic Materials	15,875		23,879	(12.0%)	(13.0%)

Sealed Air Corporation	Related industry	5,360		6,187	25.4%	(11.1%)

The Sherwin Williams Corporation	Basic materials	23,574		81,265	(3.8%)	40.3%

Sonoco Products Company	Related industry	7,519		5,262	(6.3%)	(18.8%)

Smurfit WestRock plc	Direct industry competitor	31,179		22,402	(25.3%)	17.0%

Weyerhaeuser Company	Related industry	6,905		17,656	(13.1%)	(14.4%)

Packaging Corporation of America		8,989		19,718	(6.1%)	75.5%

3 Berry Global, Inc. was a part of the peer group for 2025, but it was acquired by Amcor plc in an all-stock transaction in 2025. Ashland Global Holdings was removed from the peer group for 2026, as it was the smallest peer by revenue and second-smallest by market capitalization, both below desired size ranges.

4 This amount represents revenue for 11 months, due to a change in fiscal year.

PCA’s 2025 revenues are near the median of the group, its market capitalization is around the 75th percentile of the group, its one-year TSR is above the 60th percentile of the group and its three-year TSR is the highest of the group.

Annually, our compensation consultant completes a compensation assessment against the peer group, using the most recently filed proxy statements and public filings to obtain comparative compensation data. The committee uses the assessment to help ensure that our executive compensation is competitive and in line with industry and market practice. The committee also uses these assessments as a guide when determining each element of incentive compensation, the mix of base salary, annual performance-based, cash incentive awards and equity grants within the overall compensation package, and the total compensation compared to the peer group companies. There is no pre-established policy or target for the mix between cash and non-cash, or short and long-term incentive compensation though the substantial majority of compensation awarded to our top two officers is in the form of long-term equity compensation.

Elements of Compensation

Base Salary

We provide a base salary to attract and retain executive officers and compensate them for their services during the year. Base salary levels are designed to be competitive with peer companies, while taking into account individual experience, performance and accomplishments. Each officer serving as a named executive officer has extensive experience with the company.

Merit-based increases to salaries of named executive officers are generally based on the committee’s assessment of the individual’s performance and are consistent with merit-based increases for the overall salaried employee population. Effective January 1, 2025, base salaries were increased by approximately 3.5% for each named executive officer, consistent with the increases for non-executive employees.

In February 2025, Mr. Shirley was promoted to Executive Vice President, Corrugated Products, and his base salary was increased to $750,000. In February 2025, Mr. Mundy announced his decision to step down as Chief Financial Officer effective May 1, 2025, and he remained employed by PCA in an advisory role through his retirement date of March 1, 2026. On May 1, 2025, Mr. Pflederer was promoted from Senior Vice President, General Counsel and Secretary to Executive Vice President and Chief Financial Officer, and his base salary was increased to $750,000.

Annual Cash Incentive Awards

Overview. Our annual cash incentive award program under our Executive Incentive Compensation Plan (EICP) is designed to motivate performance in the most important aspects of our business. Threshold, target and maximum awards and performance measures to be considered for actual payouts are determined during the year, and payouts are determined based on consideration of actual performance at or around year end. In 2025 and historically, annual earnings per share, excluding special items, served as the performance measure for the annual cash incentive award. We use earnings per share after special items as the performance measure because it measures management’s effectiveness in generating shareholder value, provides a measure of affordability for award payouts and measure management’s effectiveness in running the business against the internal profit plan.

Target Award Levels and Payout Matrix. Target, threshold and maximum award levels are determined based upon our review of competitive information and historical award payouts and the importance to our business of, and our expectations for, the individual positions. The committee has historically considered affordability into its award determination (i.e., higher or lower absolute earnings drive higher or lower potential award payouts). In order to achieve such objective, the committee varies target award levels each year by comparing the year-over-year change in forecasted earnings.

Our maximum 2025 EICP award level was 130% of target awards for each of our officers, down significantly from 160% in 2024. The 2025 target award was $3,070,000 for Mr. Kowlzan, our CEO, which was approximately 25% higher than the target award in 2024. The resulting maximum award level was $3.99 million for Mr. Kowlzan, which was slightly higher as compared to 2024. The 2025 target awards ranged from $1,000,000 to $2,090,000 for the other named executive officers, other than Mr. Mundy.

The committee establishes a payout matrix annually and reviews the payout matrix at every meeting in light of business conditions and forecasted performance. In establishing its payout matrix, the committee considers prior year award levels and the company’s forecasted performance against the prior year. The payout matrix was developed in connection with the review of the company’s annual operating plan at the committee’s February and May meetings and assessment of forecasted business and operating conditions. Based upon our review of 2024 performance, our 2025 annual operating plan and forecasted business conditions in February and May 2025, our threshold, target and maximum award levels and our payout matrix were revised as described above and the earnings per share levels to achieve these payouts were increased significantly as compared to 2024 . While the committee reserves the right to make adjustments to the matrix at any time, in practice, the committee finalizes the matrix during the first half of the year as the board assesses the company’s performance against the annual operating plan.
The committee established the payout matrix to pay:

•	awards at the target level if the company achieved $9.80 of earnings per share excluding special items, up significantly from a target level of $7.50 of earnings per share for 2024.

•	maximum awards (approximately 130% of target award levels) if the company achieved $11.02 of earnings per share excluding special items, up significantly from $9.75 of earnings per share for 2024.

•	threshold level (50% of target award levels) if the company achieved $7.35 of earnings per share excluding special items, up significantly from $5.63 of earnings per share for 2024.
Actual Performance
. In January 2026, after 2025 results were finalized, the committee made award determinations in accordance with the payout matrix, based upon actual earnings per share, excluding special items, of $9.84
5
. The matrix yielded a payout at 101% of target for all of the named executive officers. That represented a payout of 91% of the prior year award level for Mr. Kowlzan and Mr. Hassfurther. Mr. Carter’s payout was 114% of his 2024 payout, as a result of a retention-based increase in his target bonus to recognize his importance to PCA. Mr. Shirley’s payout was 125% of his 2024 payout and Mr. Plederer’s payout was 135% of his 2024 payout, as a result of an increase in each of their target bonuses in connection with their promotions into new roles. Mr. Mundy received a pro-rated
bonus for 2025 that was 30% of his 2024 payout. The committee performed a final review of the year and determined that those award levels were appropriate, taking into account the factors described above under the caption “2025 Summary.”
Long-Term Equity Awards
Overview
. Named executive officers have the opportunity to receive equity awards under our Long-Term Equity Incentive Plan. The purpose of the plan is to promote our long-term growth and profitability by aligning the interests of our executive officers with the interests of our stockholders and by attracting, retaining and rewarding the best available persons for positions of responsibility. Our equity awards have driven substantial share ownership by our officers. Annual awards have historically been made to the named executive officers on the same date as other plan participants. We make equity awards to all eligible executive and non-executive
recipients in the regularly scheduled February meetings of the board of directors and compensation committee at the same time we approve the filing of the Annual Report on Form
10-K,
which includes the prior year’s audited financial statements. We do not take material nonpublic information into account when determining the timing and terms of equity awards and we have not timed the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.
Equity Award Structure.
In 2025, consistent with our historical practice, we made three forms of equity awards to our executive officers. These awards include time vesting restricted stock, ROIC Units, which utilize ROIC as the performance measure, and TSR Units, which utilize TSR as the performance measure. These are awarded in approximately equal values, such that each form of award represents approximately one third of the aggregate grant date fair value of stock awards disclosed in the

5
Earnings per share excluding special items is a
Non-GAAP
financial measure. Please see footnote 1 for further information regarding our use of this
Non-GAAP
financial measure.

“Summary Compensation Table.” As previously disclosed, beginning with the grants made in February 2026, we are issuing time vesting restricted stock units to our executive officers instead of time vesting restricted stock.

Our restricted stock awards cliff vest four years after the date of award and the ROIC Units and TSR Units vest based upon relative ROIC and TSR performance, respectively, against a peer group over the relevant performance period. ROIC is used as a performance measure to reward sustained long-term return-on-capital performance against peer companies with whom we are compared by investors. We selected TSR as a performance measure because it is the ultimate measurement of generation of value for our stockholders and is commonly used by peer companies as a portion of long-term compensation awarded to executive officers.

Based upon our review of competitive market survey information for peer companies, we believe that our equity award structure is rigorous and highly performance-based. Our restricted stock and ROIC Unit awards do not vest for four years, providing a longer-term performance horizon and retention incentive. Our TSR Units require performance at the top of the peer group to pay out at maximum, which is a more challenging slope than typically used by peer companies, which often pay out at maximum if 75th percentile performance is achieved. We also cap payout on the ROIC Units at 120%, instead of a more commonly used 200% and, in practice, performance around or above the 90th percentile is required to pay above target.

The amount paid out under the ROIC Units and the TSR Units issued in February 2025 will be determined based upon our performance on the applicable performance measure compared to a peer group consisting of the following companies: Amcor Plc; AptarGroup, Inc; Avery Dennison Corporation; Ball Corporation; Cascades, Inc.; Celanese Corporation; Clearwater Paper Corporation; Crown Holdings, Inc.; Graphic Packaging Holding Company; Greif, Inc.; International Paper Company; Magnera Corporation; OI Glass, Inc.; Sealed Air Corporation; The Sherwin Williams Corporation; Silgan Holdings Inc.; Smurfit WestRock Plc; Sonoco Products Co.; and Sylvamo Company. Holders will also receive dividend equivalents upon vesting with a value equal to the amount of dividends accrued on the shares that actually vest. Dividend equivalents will be paid in cash unless the committee determines to pay them in shares.

The peer group is intended to be a comprehensive group of publicly traded paper, packaging and other industrial companies, which may compete with us for investor capital. The peer group changed from 2024 as follows: Ball Corporation was added to the peer group; Smurfit Westrock Plc replaced WestRock Company; Amcor Plc replaced Berry Global Inc.; and Magnera Corporation replaced PH Glatfelter Co. This group is not intended to be the same group used for comparative assessments as described above under “—Comparative Assessments.”

For the ROIC Units, annual ROIC for PCA and each peer company will be calculated for each of 2025, 2026, 2027 and 2028 and averaged. ROIC means pre-tax operating profit before publicly reported special items divided by the sum of net debt and equity. The ROIC Units will vest on, and pay out on or promptly after, February 26, 2029, the fourth anniversary of the date of the award, as long as the recipient is employed by, or otherwise provides services to, PCA. PCA must perform above the median of the group for the ROIC units to pay out at or above target. If PCA performs in the top three companies in the group, the units will pay out at 120% for first place, 113.33% for second place and 106.66% for third place. If PCA performs between median and fourth place, the units will pay out at 100%. If PCA performs in the third quartile of the group, a number of shares between 40% and 100% of the target number of shares will pay out. If PCA performs in the fourth quartile, no shares will vest.

For the TSR Units, TSR for PCA and each peer company will be calculated for the period beginning on March 1, 2025 and ending on February 29, 2028 with the beginning and ending Stock price determined on a 20-day, volume weighted average price basis preceding such dates. The TSR Units will vest and pay out after certification of performance by the committee promptly after the end of the performance period. PCA must perform above the median of the group for the TSR Units to pay out at or above target. If PCA is the highest performer in the peer group, 200% of the target number of shares will vest. If PCA performs between the median and the highest performer of the group, a number of shares between 100% and 200% of the target number of shares will vest. If PCA performs between the 33.33rd percentile and the median, a number of shares between 0% and 100% of the target number of shares will vest. If PCA performs below the 33.33rd percentile, then no shares will vest. The actual number of shares vesting within each range will be determined based upon linear interpolation of PCA’s performance within that range.

The terms of the units are consistent with prior years.

2025 Award Levels. Our historical approach has been to vary award levels based upon the change in our stock price; i.e., higher or lower stock price drives higher or lower absolute award levels for each officer, and we consider individual adjustments based upon competitive market information, individual performance, retention needs or changes in responsibilities. Given the significant year over year stock price improvement in 2024, we increased grant date values for each officer who previously served in their current position by approximately 8%. The grant date value for Mr. Carter was increased by 40.0% to recognize his importance to PCA. The grant date values for Mr. Shirley and Mr. Pflederer were increased by 22.1% and 36.4%, respectively, as a result of their promotions into new roles at PCA. Mr. Mundy did not receive an equity grant in 2025.

Payout of Prior Year Performance Unit Awards.

The performance period for the ROIC performance units awarded in 2021 ended on December 31, 2024 and vested, subject to continued service, on February 23, 2025. PCA achieved the second-highest average ROIC of the peer group companies (approximately the 95th percentile) for the four years in the performance period, resulting in 114% of the target shares under the units being earned plus dividend equivalents, which are reported in the “2025 Stock Vested” table. The committee determined to remove Domtar Corporation and Resolute Forest Products from the peer group, as they were acquired during the performance period.

The performance period for the ROIC performance units awarded in 2022 ended on December 31, 2025 and vested, subject to continued service, on February 23, 2026. The compensation subcommittee certified the performance attainment for these units on March 6, 2026. PCA achieved the fourth-highest average ROIC of the peer group companies (approximately the 83rd percentile) for the four years in the performance period, resulting in 100% of the target shares under the units being earned plus dividend equivalents. These units are reported in the “Outstanding Equity Awards Held by the Named Executive Officers at December 31, 2025” table at the attained level of performance. The subcommittee determined to remove Resolute Forest Products and Berry Global, Inc. from the peer group, as they were acquired during the performance period.

The three-year performance period for the TSR performance units awarded in 2022 began on March 1, 2022 and ended on February 28, 2025. PCA’s total shareholder return of 56.8% was at the 94th percentile of the peer group, resulting in the units paying out in shares equal to 187.4% of the number of target shares plus dividend equivalents, which are reported in the “2025 Stock Vested” table. The committee determined to remove Resolute Forest Products from the peer group, as it was acquired during the performance period.

Defined Benefit Retirement Plans

Effective May 1, 2004, we adopted a grandfathered pension plan for certain salaried employees (the “PCA Pension Plan”), including Mr. Kowlzan, Mr. Hassfurther and Mr. Shirley, each of whom previously had participated in the pension plan of our former parent company, Pactiv Corporation. During the period from April 12, 1999, when we became a stand-alone company, through April 30, 2004, PCA eligible salaried employees, including Mr. Kowlzan, Mr. Hassfurther and Mr. Shirley, were allowed to continue to participate in the Pactiv pension plans and Pactiv’s supplemental executive retirement plan, for an agreed upon fee paid by us to Pactiv. The benefit formula for the PCA Pension Plan is comparable to that of the Pactiv pension plan except that the PCA Pension Plan uses career average base pay in the benefit formula in lieu of final average base pay. The PCA Pension Plan recognizes service earned under both the new PCA Pension Plan and the prior Pactiv pension plan. Benefits earned under the PCA Pension Plan are reduced by retirement benefits earned under the Pactiv pension plan through April 30, 2004. All assets and liabilities associated with benefits earned through April 30, 2004 for our salaried employees and retirees were retained by the Pactiv pension plan.

In addition to the PCA Pension Plan, Mr. Kowlzan, Mr. Hassfurther and Mr. Shirley participate in a PCA supplemental executive retirement plan (the “SERP”). Benefits are determined using the same formula as the PCA Pension Plan but in addition to counting career average base pay, the SERP also recognizes incentive awards and any pay earned in excess of IRS qualified plan compensation limits. Benefits earned under the SERP are reduced by benefits paid from the PCA Pension Plan and any prior qualified pension and SERP benefits earned under the Pactiv pension plan.

Mr. Carter, Mr. Pflederer, and Mr. Mundy do not receive any pension benefits because they joined PCA after April 12,1999.

401(k) Plan

We offer a defined contribution 401(k) plan to our salaried employees, including the named executive officers. We have historically provided to PCA employees a company matching contribution of up to 5.2% of participant base salary (up to the maximum permitted by tax regulations). We offer a company retirement contribution equal to a percentage of base salary that increases based upon years of service for employees not eligible to participate in our defined benefit pension plan, including Mr. Carter, Mr. Pflederer, and Mr. Mundy. For certain highly compensated salaried employees including the named executive officers, who make the maximum contribution to the plan permitted by tax regulations, we provide an extended match program under which the equivalent amount of the suspended company matching contribution is paid directly to the employee in the form of supplemental, taxable compensation.

Deferred Compensation Plan

We provide a voluntary non-qualified deferred compensation plan for eligible officers, including the named executive officers, pursuant to which annual cash incentive awards may be deferred. Certain officers not eligible to participate in the defined benefit pension plan, including Mr. Carter, Mr. Pflederer, and Mr. Mundy, receive an annual contribution to the deferred compensation plan in lieu of pension benefits.

Perquisites

Other than club memberships for officers and key management with sales responsibilities, including Mr. Hassfurther, we do not provide perquisites.

Health and Welfare Benefits

The named executive officers are offered health coverage, life and disability insurance under the same programs as all other salaried employees.

Potential Payments Upon Termination or a Change of Control

Changes in employment status such as termination, death or disability, a change of control or retirement can trigger a benefit or accelerate a benefit for our salaried employees, including the named executive officers. These payments are described below. Named executive officers are not entitled to receive any incremental benefits or accelerated benefits that are different in scope, terms or operation than what are generally available to our salaried employees who are eligible to participate in our various compensation plans. However, historically, the committee has considered post-retirement or post-termination arrangements and acceleration or continued vesting of certain equity awards for named executive officers on a case-by-case basis in the event of a retirement or termination.

Beginning with the grants made in February 2026, a named executive officer will continue to vest in his outstanding equity awards upon his Retirement, provided that certain conditions are met, including the named executive officer’s providing at least twelve months’ notice of the retirement date and entering into a non-compete agreement with PCA. “Retirement” is defined as termination on or after the date the executive attains at least age 55 and the sum of the executive’s age and service equals at least 70 (and the termination does not occur for any other reason).

Payments Made Upon Termination

In general, when a named executive officer terminates employment with us, other than a termination for cause, the named executive officer is entitled to receive the amounts they have earned during the term of their employment and any benefits allowed as part of our compensation plans. These amounts that they will receive include the following:

•	amounts contributed under the defined contribution plan and the deferred compensation plan;

•	unused vacation pay; and

•	amounts accrued and vested under the defined benefit retirement plans and the SERP for those eligible named executive officers who have reached the eligible retirement age.

Payments Made Upon Death or Disability

In the event of the death or disability of a named executive officer, in addition to the items identified above, all named executive officers will receive benefits under our disability plan or payments under our life insurance plan, as appropriate. Under our equity incentive plan, upon death or disability, generally all restrictions on restricted stock will lapse. In the event of death (a) the TSR Units will vest on the date of death and pay out a pro-rated portion through the date of death of the holder, based upon actual performance through the date of death; and (b) ROIC Units will vest on the date of death and pay out based upon actual performance through the calendar year preceding the date of death (or at the target level if the date of death is before the end of the first year of the performance period). In the event of disability, (a) the TSR Units will not vest early and will pay out a pro-rated portion through the date of disability based upon performance through the entire performance period; and (b) ROIC Units will not vest early and will pay out on the fourth anniversary of the award date based upon actual performance through the entire performance period. Beginning with the grants made in February 2026, vesting upon disability will be the same as vesting upon death. In the event of disability, (a) the TSR Units will vest on the date of disability and pay out a pro-rated portion through the date of disability, based upon actual performance through the date of disability; and (b) ROIC Units will vest on the date of disability and pay out based upon actual performance through the calendar year preceding the date of disability (or at the target level if the date of disability is before the end of the first year of the performance period).

Payments Made Upon a Change of Control

There are no employment agreements for any named executive officers, nor are we contractually obligated to make any type of cash payment to any named executive officer in the event of a change of control. Equity awards include double trigger change of control provisions. If a substitute equity award meeting certain conditions is provided to the executive officer in connection with a change of control, that award will not vest as a result of the change of control unless the officer’s employment is terminated or the officer resigns for good reason within two years after a change of control. “Good reason” includes breach of certain obligations by the company, diminution of duties or authority of the officer, certain reductions of compensation of the officer or relocation of the principal office where the officer works.

Severance Benefits

We have no contractual obligation to pay severance to any of our named executive officers in the event of a termination. Any severance payments made to our named executive officers would be considered on a case-by-case basis, and any payment of severance that might be deemed appropriate would require approval of the committee. Historically, the committee has assessed post-retirement arrangements and acceleration of equity with retiring named executive officers on a case-by-case basis, taking into account transitional needs, expertise needed, customer relationships, the company’s succession plans and other factors, such as non-competition and non-solicitation covenants, that the committee determines to be important. Beginning with the grants made in February 2026, a named executive officer will continue to vest in his outstanding equity awards upon his Retirement, provided that certain conditions are met, including the named executive officer’s providing at least twelve months’ notice of the retirement date and entering into a non-compete agreement with PCA. “Retirement” is defined as termination on or after the date the executive attains at least age 55 and the sum of the executive’s age and service equals at least 70 (and the termination does not occur for any other reason).

Tax Implications

The committee has considered the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended, which generally limits the annual tax deductibility of compensation paid to each named executive officer to $1 million. Therefore, we expect that compensation paid to our covered executive officers in excess of $1 million is not deductible. Although the committee will continue to consider tax deductibility of compensation as one of many factors, the committee believes that it is in the best interests of our shareholders and our company to maintain the flexibility to structure our compensation programs to appropriately and competitively compensate our executive officers, even if these programs may result in non-deductible compensation expense.

Policies Applicable to Executive Officers
Trading in Our Stock
We have an insider trading policy which promotes compliance with insider trading rules and regulations. The trading policy applies to our directors, officers, employees and consultants as well as certain family members. The trading policy prohibits trading in our securities while in possession of material, non-public
information (“MNPI”) and prohibits tipping or otherwise disclosing MNPI. A copy of our trading policy is filed as an exhibit to our most recent Annual Report on
Form 10-K.
We have also adopted an insider trading policy addendum that applies to officers, directors and other specified individuals. These individuals are not permitted to transact in our securities during blackout periods specified in the policy, which generally begin 15 calendar days before the end of each calendar quarter and run through the business day after we release earnings for that quarter, subject to certain limited exceptions. Trades by executive officers and directors require pre-clearance
from our chief executive officer and our insider trading compliance officer prior to execution. The addendum is filed with our trading policy.
Our trading policy also prohibits our directors and executive officers from participating in short-swing trading, short selling or pledging our stock. Our policy prohibits hedging transactions, including transactions in options and other derivative securities relating to PCA common stock in any market.
Compensation Recovery Policy
We have an executive compensation recovery policy, which relates to the recovery of any erroneously awarded compensation to any current or former executive officer in the event of a restatement of the company’s reported financial results. If the compensation committee determines that any compensation was erroneously awarded for any of the three most recently completed fiscal years prior to the restatement, the company must seek to recover the part of any compensation that was erroneously paid, regardless of whether the officer was involved in the circumstances leading to the restatement. Erroneously awarded compensation is compensation paid out in whole or in part based on a financial reporting measure that is subsequently restated. For purposes of the policy, TSR is a financial reporting measure and, in applying the policy, the committee must estimate the effect of the restatement on our stock price. If the individual fails to repay any amount required under this policy, the committee may pursue appropriate legal remedies to recoup such amount. The committee may set-off
the amount owed against any amount or award that would otherwise be granted to the individual in accordance with the terms of the policy.
Share Ownership Guidelines
We maintain stock ownership guidelines that apply to all of our directors and our executive officers.
The individual guidelines are owning stock having a value equal to or greater than:

•	6x annual base salary for the Chief Executive Officer;

•	4.5x annual base salary for Executive Vice Presidents and Senior Vice Presidents first elected before 2019; and

•	3x annual base salary for other executive officers.
Non-management
directors must hold stock having a value equal to at least $450,000.
The committee may, from time to time, temporarily suspend or reevaluate and revise participants’ guidelines to give effect to changes in our common stock price or other factors the committee deems relevant. Shares that count towards satisfaction of the guidelines include: (1) shares owned outright by the participant or an immediate family member that shares the same household; (2) shares held in our defined contribution plans; and (3) restricted stock or restricted stock units issued by us, whether or not vested. Shares underlying option awards and performance units do not count toward achievement of the share ownership guidelines.
Participants are required to achieve their guideline within five years of becoming subject to the guidelines. The committee has the authority to review each participant’s compliance (or progress towards compliance) with the guidelines from time to time. In its discretion, the committee may impose conditions, restrictions or limitations on any non-compliant
participant as the committee determines to be necessary or appropriate. All of our non-management
directors and named executive officers are in compliance with, or are making adequate progress toward compliance with, the guidelines.

COMPENSATION COMMITTEE REPORT

The compensation committee of the board of directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee

Thomas S. Souleles, Chair
Karen E. Gowland
Samuel M. Mencoff
Roger B. Porter

EXECUTIVE OFFICER COMPENSATION

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Mark W. Kowlzan Chief Executive Officer	2025 2024 2023	1,539,396 1,487,340 1,433,580	11,484,123 10,633,352 9,604,906	3,100,700 3,412,280 3,281,040	790,434 66,711 888,965	77,602 72,787 19,699	16,992,255 15,672,470 15,228,190

Thomas A. Hassfurther President	2025 2024 2023	1,214,959 1,173,876 1,131,444	7,920,091 7,333,505 6,650,040	2,110,925 2,322,250 2,232,930	792,287 - 922,673	142,058 130,489 86,096	12,180,320 10,960,120 11,023,183

Charles J. Carter Executive Vice President— Mill Operations	2025 2024 2023	822,960 795,132 766,392	2,847,665 2,034,767 1,849,739	1,388,750 1,218,670 1,171,800	- - -	123,907 103,894 96,198	5,183,282 4,152,463 3,884,130

Donald R. Shirley Executive Vice President, Corrugated Products	2025 2024 2023	736,595 646,938 623,550	1,875,061 1,536,086 1,396,463	1,010,000 810,420 779,250	386,725 67,067 324,415	33,901 30,729 19,635	4,042,283 3,091,240 3,143,314

Kent A. Pflederer Executive Vice President and Chief Financial Officer	2025 2024 2023	712,132 614,886 592,656	1,875,061 1,374,586 1,249,675	1,010,000 750,705 721,830	- - -	107,234 76,903 78,855	3,704,428 2,817,080 2,643,017

Robert P. Mundy(5) Retired Executive Vice President and Chief Financial Officer	2025 2024 2023	822,960 795,132 766,392	- 2,398,458 2,180,461	460,026 1,516,570 1,458,240	- - -	122,157 101,694 92,448	1,405,143 4,811,854 4,497,542

(1)

The values shown for stock awards reflect the grant date fair value of the award determined in accordance with FASB ASC Topic 718, as more fully described in Note 15 to the consolidated financial statements included in our annual report accompanying this proxy statement.

The grant date fair value of restricted stock awarded is the closing price of PCA common stock on the date of the award.

The grant date fair values of the ROIC Units awarded in 2025 (as described in “Compensation Discussion and Analysis—Long-Term Equity Awards—Equity Award Structure”), based upon the probable outcome of the performance conditions, which was 100%, are $3,828,011, $2,640,015, $949,291, $625,060, and $625,060 for Mr. Kowlzan, Mr. Hassfurther, Mr. Carter, Mr. Shirley, and Mr. Pflederer, respectively. The grant date fair values of the awards at a maximum payout of 120% are $4,593,613, $3,168,018, $1,139,149, $750,071, and $750,071 for Mr. Kowlzan, Mr. Hassfurther, Mr. Carter, Mr. Shirley, and Mr. Pflederer, respectively.

The grant date fair values of the TSR Units awarded in 2025 (as described in “Compensation Discussion and Analysis—Long-Term Equity Awards—Equity Award Structure”) as determined based upon a Monte Carlo simulation as prescribed by FASB ASC Topic 718 are $3,828,101, $2,640,061, $949,084, $624,942, and $624,942 for Mr. Kowlzan, Mr. Hassfurther, Mr. Carter, Mr. Shirley, and Mr. Pflederer, respectively.

(2)

Non-equity incentive plan awards for 2025 to the named executive officers were 101% of the target awards under our Executive Incentive Compensation Plan. The 2025 target awards and the actual awards are summarized in the following table.

	Target Award	Actual Award	Target vs Actual Percent
Mark W. Kowlzan	$3,070,000	$3,100,700	101%
Thomas A. Hassfurther	2,090,025	2,110,925	101%
Charles J. Carter	1,375,000	1,388,750	101%
Donald R. Shirley	1,000,000	1,010,000	101%
Kent A. Pflederer	1,000,000	1,010,000	101%

Total	8,535,025	8,620,375	101%

Mr. Mundy received a pro rata bonus of $460,026 for service from January 1, 2025 until May 1, 2025 when he stepped down as Chief Financial Officer.

(3)

For further information regarding our pension plans and benefits, please see “Pension Benefits as of December 31, 2025” below. Mr. Carter, Mr. Pflederer, and Mr. Mundy do not participate in our defined benefit pension plans.

2025 amounts include the following for Mr. Kowlzan, Mr. Hassfurther and Mr. Shirley: (a) the changes in value of the PCA Pension Plan of $47,906, $13,444 and $104,781, respectively; and (b) the changes in value of the Supplemental Executive Retirement Plan of $730,786, $763,139 and $281,944, respectively. Mr. Kowlzan’s and Mr. Hassfurther’s total include distributions paid pursuant to the Pactiv pension plan of $11,742 and $15,704, respectively.

2024 amounts include the following for Mr. Kowlzan and Mr. Shirley: (a) the changes in value of the PCA Pension Plan of ($18,331) and ($7,336), respectively, for the PCA Pension Plan and (b) $73,300 and $74,403, respectively, for the Supplemental Executive Retirement Plan. Mr. Kowlzan’s total includes distributions paid pursuant to the Pactiv pension plan of $11,742. The 2024 amount for Mr. Hassfurther was negative, as the value of the pension obligation for the Supplemental Executive Retirement Plan decreased more than the increase in the pension obligation for the PCA Pension Plan and the distribution paid pursuant to the Pactiv pension plan of $15,704. The amounts for Mr. Hassfurther were (a) $8,871 for the PCA Pension Plan and (b) ($67,613) for the Supplemental Executive Retirement Plan.

2023 amounts include the following for Mr. Kowlzan, Mr. Hassfurther and Mr. Shirley: (a) the changes in value of the PCA Pension Plan of $54,509, $18,439 and $93,794, respectively; and (b) the changes in value of the Supplemental Executive Retirement Plan of $822,715, $888,531 and $230,621, respectively. Mr. Kowlzan’s and Mr. Hassfurther’s total include distributions paid pursuant to the Pactiv pension plan of $11,742 and $15,704, respectively.

(4)	“All Other Compensation” for 2025 is broken down as follows:

Name	Company Contributions to 401(k) Plan	Company Contribution to Non- Qualified Deferred Comp. Plan	Club Memberships	Extended 401k Match
Mark W. Kowlzan	$18,200	-	-	$59,402
Thomas A. Hassfurther	18,200	-	$80,756	43,102
Charles J. Carter	32,200	$68,300	-	23,407
Donald R. Shirley	18,200	-	-	15,701
Kent A. Pflederer	32,200	61,000	-	14,034
Robert P. Mundy	30,450	68,300	-	23,407

The methodology for calculating the aggregate incremental cost for payments for club membership dues for Mr. Hassfurther is the actual amounts paid without any tax gross-up.

(5)

On February 26, 2025, Mr. Mundy, our former Executive Vice President and Chief Financial Officer, notified PCA that he would step down as Chief Financial Officer on May 1, 2025. Mr. Mundy remained employed by PCA in an advisory role through his retirement date of March 1, 2026. Mr. Mundy’s 2025 compensation includes his base salary, which he received through his retirement date, and a pro-rated bonus under our Executive Incentive Compensation Plan through May 1, 2025.

Grants of Plan-Based Awards for 2025

The following table describes the plan-based awards made in 2025, including the annual restricted stock awards, the performance unit awards and the annual cash incentive awards made to the named executive officers during the year.

		Estimated Possible Payouts Under Non-Equity Inventive Plan Awards(2)			Estimated Future Payouts Under-Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units(#) (3)	Grant Date Fair Value of Stock Awards($) (3)
Name(1)	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mark W. Kowlzan
Restricted Stock	2/26/2025							17,993	3,828,011
ROIC Units	2/26/2025				7,197	17,993	21,592		3,828,011
TSR Units	2/26/2025				0	15,908	31,816		3,828,101
Annual Cash Incentive		1,535,000	3,070,000	3,991,000

Thomas A. Hassfurther
Restricted Stock	2/26/2025							12,409	2,640,015
ROIC Units	2/26/2025				4,964	12,409	14,891		2,640,015
TSR Units	2/26/2025				0	10,971	21,942		2,640,061
Annual Cash Incentive		1,045,013	2,090,025	2,717,033

Charles J. Carter
Restricted Stock	2/26/2025							4,462	949,291
ROIC Units	2/26/2025				1,785	4,462	5,354		949,291
TSR Units	2/26/2025				0	3,944	7,888		949,084
Annual Cash Incentive		687,500	1,375,000	1,787,500

Donald R. Shirley
Restricted Stock	2/26/2025							2,938	625,060
ROIC Units	2/26/2025				1,175	2,938	3,526		625,060
TSR Units	2/26/2025				0	2,597	5,194		624,942
Annual Cash Incentive		500,000	1,000,000	1,300,000

Kent A. Pflederer
Restricted Stock	2/26/2025							2,938	625,060
ROIC Units	2/26/2025				1,175	2,938	3,526		625,060
TSR Units	2/26/2025				0	2,597	5,194		624,942
Annual Cash Incentive		500,000	1,000,000	1,300,000

(1)

On February 26, 2025, Mr. Mundy, our former Executive Vice President and Chief Financial Officer, notified PCA that he would step down as Chief Financial Officer on May 1, 2025. Mr. Mundy remained employed by PCA in an advisory role through his retirement date of March 1, 2026. Mr. Mundy did not receive any grants during 2025.

(2)

The amounts shown under “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” reflect the 2025 threshold, target and maximum awards for each named executive officer under our annual cash incentive compensation plan, described in “Compensation Discussion and Analysis—Annual Cash Incentive Awards.” The 2025 awards have been paid to the named executive officers and are reported as non-equity incentive plan compensation in the Summary Compensation Table.

(3)

The grant date fair value of our stock awards is determined in accordance with FASB ASC Topic 718. Please refer to Note 15 of our consolidated financial statements included in the accompanying annual report for a description of how such value is determined.

Restricted stock may not be sold or transferred until such stock vests. As a condition to vesting, the holder of restricted stock must remain employed by, serve as a director of, or otherwise provide services to, PCA on the vesting date (the “service condition”). Restricted stock vests in full on the fourth anniversary of the date of the award. Restricted stock may be voted by the holder, and holders receive dividends on the same basis as holders of outstanding common stock.

ROIC Units vest and pay out on the fourth anniversary of the date of the award. Holders must meet the service condition for vesting to occur. Awards are paid out entirely in shares. The amount paid out will range from 0% to 120% of the number of units awarded and is determined based upon our average annual ROIC for the performance period consisting of the years 2025, 2026, 2027 and 2028 compared to a peer group of companies in our industry and related industries. Dividend equivalents are paid out on the vesting date in cash or, if the committee so elects, a number of shares equal in value to the cumulative dividends actually paid on the number of shares that pay out. The grant date fair value is based upon the probable outcome of the performance conditions, which was 100%.

TSR Units vest and pay out after the end of the three-year performance period (March 1, 2025 to February 29, 2028). Holders must meet the service condition for vesting to occur. Awards are paid out entirely in shares. The amount paid out will range from 0% to 200% of the number of units awarded and is determined based upon our TSR for the performance period compared to a peer group of companies in our industry and related industries. Dividend equivalents are paid out on the vesting date in cash or, if the committee so elects, a number of shares equal in value to the cumulative dividends actually paid on the number of shares that pay out.

Outstanding Equity Awards Held by the Named Executive Officers at December 31, 2025

	Stock Awards(1)
Name	Number of Shares, or Units of Stock That Have Not Vested(1)	Value of Shares or Units of Stock That Have Not Vested($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)(2)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)(2)(3)
Mark W. Kowlzan	78,493	16,187,611	133,194	27,468,598
Thomas A. Hassfurther	54,198	11,177,254	91,981	18,969,241
Charles J. Carter	17,216	3,550,456	28,609	5,900,034
Donald R. Shirley	12,566	2,591,486	20,788	4,287,109
Kent A. Pflederer	11,554	2,382,781	19,184	3,956,316
Robert P. Mundy	15,034	3,100,462	23,816	4,911,574

(1)	The following table shows the year in which the restricted stock held by the named executive officers will vest.

Name	2026	2027	2028	2029
Mark W. Kowlzan	16,637	23,765	20,098	17,993
Thomas A. Hassfurther	11,474	16,454	13,861	12,409
Charles J. Carter	4,331	4,577	3,846	4,462
Donald R. Shirley	3,270	3,455	2,903	2,938
Kent A. Pflederer	2,926	3,092	2,598	2,938
Robert P. Mundy	5,106	5,395	4,533	0

As previously disclosed, PCA and Mr. Mundy entered into an agreement, dated as of March 1, 2026, in connection with Mr. Mundy’s retirement as of that date. As part of the agreement, Mr. Mundy’s 9,928 shares of restricted stock that would otherwise have vested in 2027 and 2028 vested as of Mr. Mundy’s retirement date.

(2)	The closing market price of our common stock on December 31, 2025, the last trading day of the year, was $206.23 per share.

(3)

The unearned shares identified in this column relate to potential future payouts pursuant to ROIC Units and TSR Units awarded in 2022, 2023, 2024, and 2025. ROIC Units vest and pay out on or around the fourth anniversary of the date of the award. TSR Units vest and pay out on or around the third anniversary of the date of the award. The ROIC Units that vested earlier in 2026 completed their performance period on December 31, 2025 and are presented at 100% of target, which was the actual performance attainment certified by the compensation subcommittee earlier in 2026 around the time of vesting of the units. As the performance for the TSR units that vested in 2026 has not yet been determined, those units are presented at the target level of performance, representing payout at the 100% level. For all units, dividend equivalents will be only paid to the extent the shares actually vest, and, at the election of the subcommittee, will be paid in cash or shares at the time of vesting. The amount of total dividend equivalents accrued on the number of shares presented in the table through December 31, 2025 is: $1,550,996, $1,071,497, $329,877, $244,998, $222,144 and $339,329 for Mr. Kowlzan, Mr. Hassfurther, Mr. Carter, Mr. Shirley, Mr. Pflederer and Mr. Mundy, respectively. If we paid such dividend equivalents out in shares on December 31, 2025, the number of shares paid out would be 7,521, 5,196, 1,600, 1,188, 1,077 and 1,645 for Mr. Kowlzan, Mr. Hassfurther, Mr. Carter, Mr. Shirley, Mr. Pflederer and Mr. Mundy, respectively. Such shares are not reflected in the table.

	Year of Payout
	2026		2027		2028		2029
Name	ROIC Units	TSR Units	ROIC Units	TSR Units	ROIC Units	TSR Units	ROIC Units
Mark W. Kowlzan	16,637	21,505	23,765	17,288	20,098	15,908	17,993
Thomas A. Hassfurther	11,474	14,889	16,454	11,923	13,861	10,971	12,409
Charles J. Carter	4,331	4,141	4,577	3,308	3,846	3.944	4,462
Donald R. Shirley	3,270	3,127	3,455	2,498	2,903	2,597	2,938
Kent A. Pflederer	2,926	2,798	3,092	2,235	2,598	2,597	2,938
Robert P. Mundy	5,106	4,882	5,395	3,900	4,533	0	0

2025 Stock Vested Table

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mark W. Kowlzan	67,775	$13,269,911
Thomas A. Hassfurther	46,817	9,167,534
Charles J. Carter	15,993	3,115,528
Donald R. Shirley	12,259	2,390,218
Kent A. Pflederer	10,937	2,132,120
Robert P. Mundy	19,119	3,727,131

Restricted stock held by each officer vested on February 24, 2025 and performance units held by each of the officers vested on February 28, 2025. The amounts indicated in the table above include, in addition to vests of restricted stock on February 24, 2025: (a) shares earned by the named executive officers under ROIC units for the 2021-2024 performance period which paid out at 114% of target and dividend equivalents thereon paid out in shares; and (b) shares earned by the named executive officers under TSR units for the March 1, 2022 to February 28, 2025 performance period, which paid out at 187.4% of target on April 4, 2025. The closing price of PCA’s common stock on the New York Stock Exchange on February 24, 2025 was $209.74, on February 28, 2025 was $213.09 and on April 4, 2025, the payout date for the TSR unit shares was $183.42. The amounts in the “Value Realized on Vesting” column include the value of fractional shares paid out in cash for dividend equivalents.

Pension Benefits as of December 31, 2025

Mr. Kowlzan, Mr. Hassfurther and Mr. Shirley participate in our defined benefit pension plans. Mr. Carter, Mr. Pflederer, and Mr. Mundy do not participate in our defined benefit pension plans, as they joined PCA after April 12, 1999.

Name	Plan Name(1)	Number of Years Credited Service (#)(2)	Present Value of Accumulated Benefits ($)(2)	Payments During Last Fiscal Year ($)
Mark W. Kowlzan	Plan 1 Plan 2	26.71 26.71	1,159,594 10,002,771	11,742 -
Thomas A. Hassfurther	Plan 1 Plan 2	26.71 26.71	1,003,062 11,747,466	15,704 -
Donald R. Shirley	Plan 1 Plan 2	26.71 26.71	762,469 1,300,394	- -

(1)

Plan 1 reflects the Pactiv pension plan (April 12, 1999 — April 30, 2004) and its successor plan, the PCA Pension Plan for Eligible Grandfathered Salaried Employees (May 1, 2004 — December 31, 2025) (the “PCA Pension Plan”).

Plan 2 reflects the Pactiv supplemental executive retirement plan (April 12, 1999 — April 30, 2004) and its successor plan, the PCA Supplemental Executive Retirement Plan (“SERP”) (May 1, 2004 — December 31, 2025).

The Pactiv supplemental executive retirement plan was terminated and the present value of all benefits earned under that plan was paid out to all participants, including PCA named executive officers participating in that plan, during December 2010. Years of service under that plan are credited for purposes of determining benefits under the PCA plan. However, the present value of accumulated benefits reflected in the table for Plan 2 reflect only the present value of benefits earned under the PCA SERP from and after May 1, 2004, which is the date of inception of the PCA SERP.

The PCA Pension Plan provides for normal retirement at age 65 with full retirement benefits and early retirement at age 55 and 10 years of eligibility service with reduced retirement benefits. The reduction in retirement benefits by retirement age is as follows:

Retirement Age	Reduction in Benefits (%)
62, 63 or 64	No reduction
61	3
60	6
59	12
58	18
57	24
56	30
55	36

The formula used for computing monthly benefit payments at normal retirement age is as follows: 55% of average career base compensation earned since January 1, 2000 multiplied by years of credited service (up to a maximum of 35) divided by 35 less the monthly normal retirement benefit earned under the Pactiv pension plan.

The PCA SERP provides additional pension benefits to Mr. Kowlzan, Mr. Hassfurther and Mr. Shirley. The benefits under the SERP are determined using the same formula as the PCA Pension Plan but in addition to career base compensation, the SERP includes executive annual cash incentive plan awards as well as any career base compensation earned in excess of the annual compensation limits imposed under Section 401(a)(17) of the Internal Revenue Code. Benefits earned under the SERP are reduced by any benefits paid from the PCA Pension Plan and any prior benefits under Pactiv’s qualified pension plan and non-qualified SERP. The maximum years of credited service for Mr. Hassfurther for purposes of the SERP is 50 years.

(2)

The present values of accumulated benefits reported for the named executive officers are for benefits earned under Plan 1 from April 12, 1999 through December 31, 2025 and the present value of accumulated benefits earned under Plan 2 from May 1, 2004 through December 31, 2025. The Number of Years of Credited Service reflects employment of the named executive officers by PCA since April 12, 1999. The years of service attributable to each of Mr. Kowlzan, Mr. Hassfurther and Mr. Shirley while employed by PCA is 26.71 years.

The present values of accumulated benefits are based upon interest rate and mortality rate assumptions consistent with those used in our December 31, 2025 financial statements.

We calculated the present values shown in the Pension Benefits Table using: (i) a 5.38% discount rate for Plan 1 and a 5.29% discount rate for Plan 2, the same discount rates we use for ASC 715 calculations for financial reporting purposes; and (ii) the plan’s unreduced retirement age of 62. The present values shown in the table reflect postretirement mortality, based on the ASC 715 assumption (the Amounts-weighted Pri-2012 Retiree Mortality Table with White Collar Adjustment projected generationally using MP-2021) but do not include a factor for preretirement termination, mortality, or disability. Amounts for the pension plans are based on the present value of the annuity elections reflected in the ASC 715 calculation.

2025 Non-Qualified Deferred Compensation
Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Mark W. Kowlzan	-	-	-	-	-
Thomas A. Hassfurther	-	-	1,755,017	-	10,566,901
Charles J. Carter	400,000	68,300	545,920	-	4,705,640
Donald R. Shirley	-	-	-	-	-
Kent A. Pflederer	400,705	61,000	560,552	-	5,400,624
Robert P. Mundy	-	68,300	260,235	-	1,447,286

(1)

We provide annual deferred compensation account contributions to Mr. Carter, Mr. Pflederer, and Mr. Mundy because they are not eligible to participate in our defined benefit pension plans. Amounts reported in this column were reported in the Summary Compensation Table as “All Other Income” for 2025.

(2)

Earnings on deferred compensation are not included in “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the Summary Compensation Table because the earnings are not considered above-market or at a preferential rate of earnings.

Description of Deferred Compensation Plan

The deferred compensation plan provides eligible executives, including the named executive officers, the opportunity to defer all or a portion of their annual cash incentive awards under our annual incentive plan. Participants have the option of investing their deferred incentive awards among four distinct notional investment options in 1% increments, which include: (i) The JPMorgan Chase Prime Rate; (ii) The Fidelity Growth Company (large cap growth); (iii) Prudential Core Plus Bond (intermediate to long term bond); and (iv) Northern Trust Collective S&P 500 (S&P 500 index).

The JPMorgan Chase Prime Rate option is credited with prime rate as reported by the JPMorgan Chase Bank as of the first day of each calendar month. The notional returns for the Northern Trust Collective S&P 500, Fidelity Growth Company and Prudential Core Plus Bond Fund, which are investment options also offered in PCA’s defined contribution 401(k) plan, are based on the same daily net asset values computed under the 401(k) plan. In addition, the equivalent of any dividends or capital gains payments made by the Fidelity Growth Company option are also factored into the respective notional returns calculated for this investment option.

The rates of return for the deferred compensation investment options were as follows for 2025:

Fund Name	Annual Return%
Northern Trust Collective S&P 500	17.87
The Fidelity Growth Company	25.41
Prudential Core Plus Bond	8.19
The JPMorgan Chase Prime Rate	7.33

Participants may elect to change the allocation of their notional investments on any business day.

Under the terms of the deferred compensation plan, the value of the deferred amounts are typically paid upon the earlier of termination, retirement or death. However, at the time of the annual deferral election, participants may designate an alternate payment date provided that it is no earlier than one year from the date of deferral and no later than five years following the date of termination, retirement or death.

Participants may apply for a withdrawal of all or a portion of their deferred compensation account to meet severe financial hardship, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution. The hardship application must be reviewed and approved by the PCA Benefits Administration Committee and cannot exceed the amount necessary to alleviate such financial need.

Incremental Payments on Termination or a Change of Control

Named executive officers are not entitled to receive any incremental benefits or accelerated benefits that are different in scope, terms or operation than what are generally available to our salaried employees who are eligible to participate in our various compensation plans. We have no contractual obligation to pay severance to any of our named executive officers in the event of a termination. If a named executive officer terminates or retires, post-termination arrangements or post-retirement arrangements would be considered on a case-by-case basis, and we will consider such arrangements if we require transitional services and/or non-competition or non-solicitation covenants. We would consider acceleration or continued vesting of unvested equity awards in connection with termination or retirement on a case-by-case basis. Based on the closing market price of our common stock of $206.23 on the New York Stock Exchange on December 31, 2025,

the last trading day of the year, the value of unvested restricted stock and performance units, assuming payout at the target level of performance for all performance units, held by each named executive officer was: Mr. Kowlzan, $43,656,210; Mr. Hassfurther, $30,146,495; Mr. Carter, $9,450,490; Mr. Shirley, $6,878,595; Mr. Pflederer, $6,339,098; and Mr. Mundy, $8,012,036.

Each of Mr. Kowlzan and Mr. Hassfurther are retirement eligible under the terms of the PCA Pension Plan, and, in the event of a termination, would be entitled to receive the benefits described above under “Pension Benefits as of December 31, 2025.”

If a named executive officer terminates employment as a result of death or disability, then all restrictions on restricted stock will lapse. In the event of death, (a) TSR units will vest on the date of death and pay out a pro-rated portion through the date of death of the holder, based upon actual performance through the date of death; and (b) ROIC units will vest on the date of death and pay out based upon actual performance through the calendar year preceding the date of death (or at the target level if the date of death is before the end of the first year of the performance period). In the event of disability, (a) the TSR units will not vest early and will pay out a pro-rated portion through the date of disability based upon performance through the entire performance period; and (B) ROIC units will not vest early and will pay out on the fourth anniversary of the award date based upon actual performance through the entire performance period.

Based on the closing market price of our common stock of $206.23 on the New York Stock Exchange on December 31, 2025, the last trading day of the year, the value of unvested restricted stock and performance units held by each named executive officer that would pay out as a result of death or disability on December 31, 2025 was: Mr. Kowlzan, $47,919,468; Mr. Hassfurther, $33,100,071; Mr. Carter, $10,183,810; Mr. Shirley, $7,479,678; Mr. Pflederer, $7,037,539; and Mr. Mundy, $10,054,870. The foregoing values of awards reflect the estimated degree of performance attained under the performance units through December 31, 2025 and the actual degree of performance for awards that vested earlier in 2026.

Our equity awards include double-trigger change-of-control provisions for restricted stock and performance units if a qualifying substitute equity award is made. Based on the closing market price of our common stock of $206.23 on the New York Stock Exchange on December 31, 2025, the last trading day of the year, the value of unvested restricted stock and performance units held by each named executive officer that would pay out either as a result of death or disability if the officer terminated or resigned for good reason within two years after, the change of control, or if a qualifying substitute equity award was not awarded to such officer was: Mr. Kowlzan, $54,329,638; Mr. Hassfurther, $37,522,192; Mr. Carter, $11,592,524; Mr. Shirley, $8,466,245; Mr. Pflederer, $8,016,828; and Mr. Mundy, $10,936,866. The foregoing values reflect the estimated degree of performance through December 31, 2025 and the actual degree of performance for awards that vested earlier in 2026.

PAY FOR PERFORMANCE
Pay Versus Performance Table
The following table shows for 2025, 2024, 2023, 2022, and 2021:

•	the total compensation disclosed in the Summary Compensation Table (SCT Compensation) for Mr. Kowlzan, our principal executive officer (the PEO) for each of those years;

•
the average SCT Compensation for Mr. Hassfurther, Mr. Mundy, Mr. Carter and Mr. Shirley, who were our other named executive officers (the
Non-PEO
NEOs) for 2021, 2022, 2023, and 2024. Mr. Pflederer was included as a
Non-PEO
NEO for 2025;

•	the Compensation Actually Paid (CAP), as determined in accordance with Item 402(v) of Regulation S-K under the Securities Exchange Act of 1934, for Mr. Kowlzan for each of those years;

•	the average CAP for the Other NEOs for each of those years;

•
the value of an initial fixed $100 investment made on January 1, 2021 as of the end of each of those years in: (a) the Company; and (b) the comparative peer group (the “Comparative Peer Group”) described under “—Long Term Equity Awards” elsewhere in this section (which is the peer group we measure performance against on a relative basis for purposes of determining payouts under our performance units and which is unchanged from the peer group we used in last year’s PVP table, other than to remove companies that were acquired) on a weighted-average market capitalization basis;

•	our net income for each of those years, as reported in accordance with generally accepted accounting principles; and

•
our earnings per share, excluding special items
6
, for each of those years, which we believe is the most important financial performance measure to us, other than TSR to link compensation actually paid to our performance.

Year	SCT Total for PEO(1)	CAP for PEO(1)	Average SCT Total for Non- PEO NEOs(1)	Average CAP to Non-PEO NEOs(1)	Value of Initial Fixed $100 Investments based on:		Net Income (in millions)	Company Selected Measure of Earnings Per Share, Excluding Special Items
					Total Shareholder Return of the Company	Peer Group Total Shareholder Return(2)
2025	$16,992,255	$12,969,392	$5,303,091	$4,149,100	$173.59	$113.51	$774.1	$9.84
2024	15,672,470	37,766,553	5,753,920	14,245,677	184.84	120.04	805.1	9.04
2023	15,228,190	26,358,360	5,637,042	9,342,353	130.46	113.69	765.2	8.70
2022	12,231,634	14,187,010	5,036,654	5,617,099	98.93	96.72	1,029.8	11.14
2021	12,517,313	8,937,387	4,655,014	3,497,059	101.61	121.51	841.1	9.39

6
Earnings per share excluding special items is a
Non-GAAP
financial measure, which we present throughout this proxy statement. Important information relating to our use of this
Non-GAAP
financial measure and a reconciliation of this
Non-GAAP
financial measure to the most comparable financial measure presented in accordance with Generally Accepted Accounting Principles (GAAP) are included in Item 7 of our Annual Report on Form
10-K
for the applicable year under the caption “Reconciliations of
Non-GAAP
Financial Measures to Reported Amounts” or in the case of our Annual Reports on
Form 10-K
for the years ended December 31, 2024 and December 31, 2025,
“Non-GAAP
Financial Measures.”

(1)	Below is a reconciliation of the SCT total to the CAP total for the PEO:

Year	Summary Compensation Table (SCT) Total Compensation	SCT Change in Pension Value	CAP Pension Service Cost	SCT Equity Value	Fair Value as of Year End of Equity Awards Granted During the Year	Increase (Decrease) from Prior- Year-End Fair Value of Awards that Vested During the Year	Year-over- Year Increase (Decrease) in Fair Value of Unvested Awards Granted in Prior Years	Dividends	Total
2025	$16,992,255	$(790,434)	-	$(11,484,123)	$11,559,859	$(1,032,696)	$(2,699,042)	$423,573	$12,969,392
2024	15,672,470	(66,711)	$275,879	(10,633,352)	15,016,106	2,248,842	14,773,676	479,643	37,766,553
2023	15,228,190	(888,965)	252,829	(9,604,906)	12,497,223	1,159,227	7,167,023	547,739	26,358,360
2022	12,231,634	-	394,222	(7,250,018)	5,991,532	2,605,270	(284,918)	499,288	14,187,010
2021	12,517,313	(325,321)	409,787	(6,745,717)	6,398,487	(1,142,952)	(2,563,862)	389,652	8,937,387
Below is a reconciliation of the average SCT total to the average CAP total for the non-PEO
NEOs.

Year	Summary Compensation Table (SCT) Total Compensation	SCT Change in Pension Value	CAP Pension Service Cost	SCT Equity Value	Fair Value as of Year End of Equity Awards Granted During the Year	Increase (Decrease) from Prior- Year-End Fair Value of Awards that Vested During the Year	Year-over- Year Increase (Decrease) in Fair Value of Unvested Awards Granted in Prior Years	Dividends	Total
2025	$5,303,091	$(235,802)	$56,447	$(2,903,576)	$2,922,717	$(327,059)	$(781,228)	$114,511	$4,149,100
2024	5,753,920	(16,767)	72,145	(3,325,704)	4,696,480	1,248,872	5,660,135	156,596	14,245,677
2023	5,637,042	(311,772)	63,957	(3,019,176)	3,928,335	388,155	2,471,924	183,888	9,342,353
2022	5,036,654	-	98,616	(2,634,404)	2,177,112	852,667	(95,409)	181,863	5,617,099
2021	4,655,014	(98,480)	102,592	(2,258,776)	2,142,514	(326,641)	(856,519)	137,355	3,497,059
Outstanding and unvested stock awards included in CAP are valued as of the end of the year presented using methodology consistent with the valuation of such awards on the grant date and described in Note 1 to the Summary Compensation Table included in this proxy statement. Restricted stock is valued at the closing market price on the New York Stock Exchange on the last trading day of the year presented. The valuation of ROIC Units is determined based upon the probable outcome, which, for all outstanding units, was payout at 100%, except for awards that paid out earlier in 2026, which were present at actual attained performance of 100%. The valuation of the TSR Units was redetermined as of the end of each year based upon a Monte Carlo simulation.
In each case, “Dividends” include dividends paid in cash on unvested restricted stock awards and the year over year change in value of accrued dividends on ROIC Performance Units.
List of Financial Performance Measures Used to Link CAP to Performance

•	Relative total shareholder return (against peer companies)

•	Earnings per share, excluding special items

•	Return on invested capital

Graphical Description of Relationship Between CAP and Performance Measures
The following chart shows our CAP to our PEO and our average CAP to our Other NEOs (presented as bars) for the years presented; and our TSR and the TSR of our Comparative Peer Group based upon the value of an initial $100 investment made on January 1, 2021 (presented as lines) as of the end of the years presented:

The following chart shows our CAP to our PEO and our average CAP to our Other NEOs (presented as bars) and our net income (presented as a line) for the years presented:

The following chart shows our CAP to our PEO and our average CAP to our Other NEOs (presented as bars) and our earnings per share, excluding special items (presented as a line) for the years presented:

DIRECTOR
COMPENSATION
For service on the board, we do not compensate management. In 2025, non-employee
directors received the compensation described below.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	Total ($)
Cheryl K. Beebe	190,000	109,980	-	299,980
Duane C. Farrington	165,000	109,980	-	274,980
Karen E. Gowland	165,000	109,980	72,921	347,901
Donna A. Harman	185,000	109,980	-	294,980
Robert C. Lyons	165,000	109,980	-	274,980
Samuel M. Mencoff	190,000	109,980	-	299,980
Roger B. Porter	185,000	109,980	-	294,980
Paul T. Stecko	165,000	109,980	40,867	315,847
Thomas S. Souleles	185,000	109,980	-	294,980

(1)	All stock awards are fully vested at the time of award.
Description of Fee Arrangements
Each
non-management
director receives annual fees of $275,000, of which $165,000 is paid in cash in quarterly installments and $110,000 is paid in fully vested shares valued on the date of the annual meeting of stockholders and rounded up or down to the nearest whole share. The lead director receives additional cash fees of $25,000, the audit committee chair receives additional annual cash fees of $25,000 and the other committee chairs receive additional annual cash fees of $20,000.
Each
non-management
director was awarded 611 fully vested shares on May 7, 2025 on which date the closing price of PCA’s common stock on the New York Stock Exchange was $180.00.
We annually review our director fees against our compensation peer group. Our compensation consultant prepared a survey showing the amounts and fee structures of the members of the peer group used for comparing the executive officer compensation, as described under “Compensation Discussion & Analysis-Comparative Assessments.” The committee reviewed the survey that assessed 2024 director fees paid by the peer group companies.
Our approved annual director compensation in 2025 was at approximately the median of the peer group and was generally unchanged from 2024. At the suggestion of our lead director, the annual cash fees for the lead director were reduced from $35,000 to $25,000. Our compensation committee leads the annual review of director compensation and survey information. The full board approves director fees. Our shareholder-approved equity incentive plan includes a limit on outside director compensation of $650,000 per year.
Pension Benefits as of December 31, 2025

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Paul T. Stecko	Plan 1	14.71	365,958	51,232
Karen E. Gowland	Plan 3	25.83	879,040	70,177
	Plan 4	25.83	-	-

Mr. Stecko retired as an officer of PCA at the end of 2013 and has continued to serve on our board of directors since his retirement. While he was employed by PCA, Mr. Stecko participated in the PCA Pension Plan described in Notes 1 and 2 to the “Pension Benefits as of December 31, 2025” table above. He did not participate in the SERP. He had 14.71 years of service under the plan through his retirement on December 30, 2013.
Ms. Gowland served as an employee of PCA through March of 2014 after PCA acquired Boise, Inc. in October 2013. In May 2024
,
Ms. Gowland began serving on our board of directors. At the time of the acquisition, PCA assumed responsibility for benefits under Boise’s plans. Through her prior service at Boise, Ms. Gowland earned benefits in the Boise Paper Holdings, L.L.C. Consolidated Pension Plan Salaried Employees Supplement (Plan 3) and the Boise Paper Holdings, L.L.C. Supplemental Early Retirement Plan for Certain Elected Officers (Plan 4). After her employment with PCA, she began receiving monthly benefits of $10,324 from the Boise Paper Holdings, L.L.C. Supplemental Early Retirement Plan for Certain Elected Officers, which ceased after she attained the age of 65 in February 2024 according to the provisions of the plan.
Plan 3 reflects the Boise Paper Holdings, L.L.C. Consolidated Pension Plan Salaried Employees Supplement which provides for normal retirement age 65 with full retirement benefits. Unreduced early retirement benefits are only available to participants terminating employment after attaining age 62 with 15 or more years of service. Ms. Gowland was first eligible for unreduced benefits at the normal retirement age of 65.
The formula for computing monthly benefit payments at normal retirement age is as follows: a monthly amount equal to the greater of (1), (2), and (3) below.

(1)	1.25% of Average Monthly Compensation (AMC) times years of credited service before January 1, 2004 plus 1.00% of AMC times years of credited service after December 31, 2003

(2)	1.00% of AMC times years of credited service after December 31, 2003 plus December 31, 2003 accrued benefit

(3)	Greater of 3.75% of AMC (maximum $200), $13 times years of credited service, and $133.34 (if working after January 1, 2005).
Average monthly compensation (AMC) is defined as
one-twelfth
of the average of the participant’s highest five consecutive of the last 10 calendar years’ compensation where compensation includes salary, commissions, bonus and other payments for personal services rendered. Benefits in the plan were frozen effective April 15, 2009.
Plan 4 reflects the Boise Paper Holdings, L.L.C. Supplemental Early Retirement Plan for Certain Elected Officers which provides additional pension benefits to Ms. Gowland using the same formula as the Consolidated Pension Plan Salaried Employees Supplement for the age 65 benefit, except that it is not adjusted on account of early retirement or to reflect any optional form of payment selected by the officer. These benefits are available, unreduced, upon attainment of age 55 and cease at age 65.
The present value of accumulated benefits reported for Ms. Gowland are for benefits earned under Plan 3 and are based upon a 5.50% discount rate, the same discount rate we use for ASC 715 calculations for financial reporting purposes, postretirement mortality based on the ASC715 assumption (the Amounts-weighted
Pri-2012
Retiree Mortality Table with White Collar Adjustments projected generationally using
MP-2021),
and Ms. Gowland’s actual annuity elections. The present value of accumulated benefits reported under Plan 4 is $0 as a result of the cessation of Ms. Gowland’s benefit upon attainment of age 65 in February 2024.
Ms. Gowland had 25.83 years of credited service under the plan through the plan freeze date of April 15, 2009.

CHIEF EXECUTIVE OFFICER PAY RATIO

As disclosed in “Executive and Director Compensation—Summary Compensation Table,” the 2025 annual total compensation of our chief executive officer, Mark W. Kowlzan, was $16,992,255.

The 2025 annual total compensation of our median employee, as calculated in accordance with the requirements of Item 402 (c)(2)(x) of Regulation S-K, was $89,867. Our median employee was identified as of December 31, 2025 using gross earnings for our domestic employees as provided by our payroll system, at which time we had 15,210 employees substantially all of whom are domestic. As permitted under SEC rules, our employee population excludes 1,601 employees from the containerboard business of Greif, which we acquired during 2025. We annualized compensation for employees hired during the year. We did not otherwise make adjustments or estimates in connection with our determination of the median employee.

The 2025 ratio of the annual total compensation of our chief executive officer to the median of the annual total compensation of our employees was 189.1 to 1.

OWNERSHIP OF OUR STOCK

The following table sets forth information regarding beneficial ownership of our common stock as of March 16, 2026:

•	each person or group known by us to own beneficially more than 5% or more of our outstanding common stock;

•	our current directors, nominees for director, our chief executive officer and the other named executive officers; and

•	all directors, nominees and executive officers as a group.

Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. A person is deemed to be the beneficial owner of any shares of common stock if such person has or shares the right to vote or dispose of such common stock, or has the right to acquire beneficial ownership at any time within 60 days of the date of the table. Percentage ownership is based upon 89,027,954 shares outstanding on March 16, 2026.

Name of Beneficial Owner	Number of Shares Held	Percent of Class
The Vanguard Group 100 Vanguard Blvd. Malvern PA, 19355(1)	11,241,189	12.6%
BlackRock, Inc	7,421,407	8.3%
55 East 52nd Street
New York, NY 10055(2)
Mark W. Kowlzan(3)	463,138	*
Thomas A. Hassfurther(4)	300,419	*
Charles J. Carter(5)	47,551	*
D. Ray Shirley(6)	30,736	*
Kent A. Pflederer (7)	71,175	*
Robert P. Mundy	41,187	*
Paul T. Stecko	9,492	*
Samuel M. Mencoff(8)	345,129	*
Cheryl K. Beebe	14,513	*
Duane C. Farrington	6,652	*
Karen E. Gowland	1,527	*
Donna A. Harman	4,588	*
Robert C. Lyons	12,838	*
Roger B. Porter	22,013	*
Thomas S. Souleles	10,611	*
All directors and executive officers as a group (9) (19 persons)	1,427,238	1.6%

* Denotes ownership of less than one percent.

(1)

This information was obtained from a Schedule 13G/A filed with the Securities and Exchange Commission (SEC) on February 13, 2024 by the Vanguard Group, reporting shared voting power over 111,685 shares, sole dispositive power over 10,848,711 shares and shared dispositive power over 392,478 shares. The stockholder has not reported any material changes to such holding since the date of such filing.

(2)

This information was obtained from a Schedule 13G/A filed with the SEC on April 17, 2025, by BlackRock, Inc., reporting sole voting power over 6,887,861 shares and sole dispositive power over 7,421,407 shares. The stockholder has not reported any material changes to such holding since the date of such filing.

(3)

Included in the number of shares are 380,804 shares not subject to vesting conditions, 61,856 shares of restricted stock subject to forfeiture under certain conditions and 20,478 shares held in the 401(k) plan. Included in the number of shares not subject to vesting conditions are 2,565 shares held by Mr. Kowlzan’s spouse. Mr. Kowlzan disclaims beneficial ownership of shares held by his spouse. Excludes 16,992 restricted stock units subject to forfeiture under certain conditions.

(4)

Included in the number of shares are 245,552 shares not subject to vesting conditions, 42,724 shares of restricted stock subject to forfeiture under certain conditions and 12,143 shares held in the 401(k) plan. Also included in the number of shares not subject to vesting conditions are 53,862 shares held by Mr. Hassfurther’s spouse and 34,293 shares held indirectly through Bears Club Investment LLC, a family investment entity. Mr. Hassfurther disclaims beneficial ownership of shares held by his spouse and by the investment entity, except to the extent of his pecuniary interest therein. Excludes 11,719 restricted stock units subject to forfeiture under certain conditions.

(5)

Included in the number of shares are 28,116 shares not subject to vesting conditions and 12,885 shares of restricted stock subject to forfeiture under certain conditions and 6,550 shares held in the 401(k) plan. Excludes 4,213 restricted stock units subject to forfeiture under certain conditions.

(6)

Included in the number of shares are 14,958 shares not subject to vesting conditions, 9,296 shares of restricted stock subject to forfeiture under certain conditions and 6,482 shares held in the 401(k) plan. Excludes 2,774 restricted stock units subject to forfeiture under certain conditions.

(7)

Included in the number of shares are 58,305 shares not subject to vesting conditions, 8,628 shares of restricted stock subject to forfeiture under certain conditions and 4,242 shares held in the 401(k) plan. Excludes 2,774 restricted stock units subject to forfeiture under certain conditions.

(8)

Included in the number of shares are 269,603 shares owned by Mr. Mencoff directly, and 75,526 shares held through Temple Hall Partners, LP, a family owned limited partnership. Mr. Mencoff disclaims beneficial ownership of the shares owned by Temple Hall Partners, LP except to the extent of his pecuniary interest therein.

(9)

Includes 152,040 shares of restricted stock subject to forfeiture under certain conditions and 51,756 shares held in the 401(k) plan. Excludes 42,573 restricted stock units subject to forfeiture under certain conditions.

TRANSACTIONS WITH RELATED PERSONS

Policy

The board has adopted a written policy relating to the nominating and governance committee’s review and approval of transactions with related persons that are required to be disclosed in proxy statements by SEC regulations (“related person transactions”). A “related person” is defined under the applicable SEC regulations and includes our directors, executive officers and 5% or more beneficial owners of our common stock. The Corporate Secretary administers procedures adopted by the board with respect to related person transactions and, unless approval of the transaction is delegated to another committee or required by the full board, the committee reviews and approves all such transactions. At times, it may be advisable to initiate a transaction before the committee has evaluated it, or a transaction may begin before discovery of a related person’s participation. In such instances, management consults with the chairman of the committee to determine the appropriate course of action. Approval of a related person transaction requires the affirmative vote of the majority of disinterested directors on the committee. In approving any related person transaction, the committee must determine that the transaction is fair and reasonable to PCA. The committee periodically reports on its activities to the board. The written policy relating to the committee’s review and approval of related person transactions is available on our website at www.packagingcorp.com under Investors — Corporate Governance.

Reportable Transactions

Nathaniel Carter, son of our Executive Vice President, Charles J. Carter, is employed by PCA as a manager. His total compensation, including salary, bonus, and grant date value of equity awarded, during 2025 was approximately $510,200.

Stephen Johnson, brother-in-law of our Executive Vice President, D. Ray Shirley, is employed by PCA as a manager. His total compensation, including salary and bonus, during 2025 was approximately $152,800.

Robert Pflederer, son of our Executive Vice President, Kent Pflederer, is employed by PCA as a manager. His total compensation, including salary, bonus and grant date value of equity awarded, during 2025 was approximately $133,400.

Daniel Ward, son-in-law of our President, Thomas Hassfurther, is employed by PCA as a sales representative. His total compensation, including salary and bonus, during 2025 was approximately $101,000. Mr. Ward’s total compensation during 2026 may exceed $120,000.

Madison Dearborn Partners, which employs Mr. Souleles as Vice Chairman and previously as Co-Chief Executive Officer, is a private equity firm that invests in companies that may purchase products or services from, or sell products and services to, us in the ordinary course of business in amounts that are not material in amount or significance. Mr. Souleles is not compensated directly or indirectly as a result of any such transactions, does not otherwise have an interest in such transactions and is not involved in any manner in such transactions. Mr. Mencoff serves as Senior Advisor to Madison Dearborn, which is a non-executive position, after having served as Co-Chief Executive Officer through May 2023.

By virtue of his position with various entities that hold interests in certain Madison Dearborn portfolio companies, Mr. Soueles may be deemed to beneficially own more than 10% of those portfolio companies. We sold approximately $646,100 of products in the ordinary course of business to IPL USA Inc., of which Madison Dearborn holds an interest of more than 10%. We are not aware of any other reportable business transactions during 2025 between PCA and any other Madison Dearborn portfolio companies.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than 10% of our common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (“SEC”). Executive officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of such forms furnished to us, we believe that all Section 16(a) filing requirements applicable to our executive officers, directors and greater than 10% beneficial owners were complied with during 2025, other than the following filing that was not timely filed due to an administrative delay: the grant of restricted stock to Robert C. Lyons on May 7, 2025 was not reported until May 12, 2025.

OTHER INFORMATION

Stockholder Proposals

Stockholder proposals for our 2027 Annual Meeting of Stockholders must be received at our principal executive offices by November 27, 2026, and must otherwise comply with the SEC’s rules to be considered for inclusion in our proxy materials relating to the meeting.

Recommendations for Board-Nominated Director Nominees

A stockholder may recommend persons as potential nominees to be elected to the board by submitting the names of such persons in writing to our corporate secretary. Recommendations should be accompanied by a statement of qualifications and confirmation of the person’s willingness to serve, and the information that would be required to be furnished if the stockholder was directly nominating such person for election to the board (described below under “Director Nominations or Other Business to be Brought Before the 2027 Annual Meeting”). To be nominated by the board for election, the nominee must meet the qualifications and selection criteria set forth in the corporate governance guidelines and the selection criteria as determined by the nominating and governance committee. The committee evaluates nominees recommended by stockholders in the same manner in which it evaluates other nominees. The selection criteria identifies desirable skills and experience for prospective board members, including those properly nominated by stockholders, and addresses the issues of diversity and background. The board selects potential new members using the criteria and priorities established from time to time. The composition, skills and needs of the board change over time and will be considered in establishing the desirable profile of candidates for any specific opening on the board.

Our bylaws include customary “proxy access” provisions. Pursuant to these provisions, in general, a person or group of up to 20 persons that has continually held 3% or more of our common stock for three or more years may nominate up to the greater of 20% of the total number of directors or two directors and include such nomination in our proxy statement. The notice and other procedures set forth in our amended and restated by-laws in order to nominate a director candidate must be strictly complied with, and stockholders are encouraged to review those procedures carefully if they are interested in utilizing that process. If a candidate has been properly nominated, we will include his or her name and biography in the proxy statement and on the proxy card for the annual meeting.

If an eligible shareholder determines to nominate a person for director pursuant to the “proxy access” provisions described above, then written notice of such nomination must be received no earlier than the close of business on October 28, 2026 and no later than the close of business on November 27, 2026. If the 2027 annual meeting is called for a date that is not within 30 days before or 60 days after May 12, 2027 then notice must be received not later than the close of business on the 10th day after public announcement of the meeting date.

Director Nominations or Other Business to be Brought Before the 2027 Annual Meeting

Our by-laws provide that a stockholder entitled to vote for the election of directors at an annual meeting and who is a stockholder of record on:

•	the record date for that annual meeting,

•	on the date the shareholder provides timely notice to us, and

•	on the date of the annual meeting

may directly nominate persons for director or bring business before the annual meeting by providing proper timely written notice to our corporate secretary.

To be timely, written notice either to directly nominate persons for director (other than pursuant to the “proxy access” provisions described above) or to bring business properly before the annual meeting must be received at our principal executive offices no earlier than the close of business on February 11, 2027 and no later than the close of business on March 13, 2027. If the 2027 annual meeting is called for a date that is not within 30 days before or after May 12, 2027, notice by the stockholder must be received not later than the close of business on the 10th day after public announcement of the meeting date. Written notice must contain the information required by our by-laws.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to our by-laws.

We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal or nomination that does not comply with the advance notice requirements in our by-laws.

Other Matters

As of the date of this proxy statement, the board of directors does not intend to present at the 2026 Annual Meeting of Stockholders any matters other than those described herein and does not presently know of any matters that will be presented by other parties. If any other matter requiring a vote of the stockholders should come before the meeting, it is the intention of the persons named in the proxy to vote with respect to any such matter in accordance with the recommendation of our board or, in the absence of such a recommendation, in accordance with the best judgment of the proxy holder.

PACKAGING CORPORATION OF AMERICA

S. Ellis Cunningham
Corporate Secretary

March 27, 2026

Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card.
Votes submitted electronically must be received by the start of the meeting.
Online Go to www.envisionreports.com/PKG or scan the QR code – login details are located in the shaded bar below.
Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals – The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors:												+
	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Cheryl K. Beebe	☐	☐	☐	02 - Duane C. Farrington	☐	☐	☐	03 - Karen E. Gowland	☐	☐	☐

04 -Donna A. Harman	☐	☐	☐	05 - Mark W. Kowlzan	☐	☐	☐	06 - Robert C. Lyons	☐	☐	☐

07 - Samuel M. Mencoff	☐	☐	☐	08 - Roger B. Porter	☐	☐	☐	09 - Thomas S. Souleles	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Proposal to ratify appointment of KPMG LLP as our auditors.	☐	☐	☐	3.	Proposal to approve our executive compensation.	☐	☐	☐

B	Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /

∎		C 1234567890 JNT 1 U P X 6 7 8 7 3 4	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND	+

048X9C

2026 Annual Meeting Admission Ticket

2026 Annual Meeting of Packaging Corporation of America Shareholders

Tuesday, May 12, 2026, 8:30 A.M. Central Time

Packaging Corporation of America Corporate Office

1 N. Field Court, Lake Forest, Illinois 60045

Upon arrival, please present this admission ticket and photo identification at the registration desk.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders.

The material is available at: www.envisionreports.com/PKG

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Packaging Corporation of America

Notice of 2026 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting – May 12, 2026

Mark W. Kowlzan, Kent A. Pflederer, S. Ellis Cunningham, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Packaging Corporation of America to be held on May 12, 2026 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees and FOR proposals 2 and 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)